UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.        )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule §240.14a-12

VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

One Financial Plaza, Hartford, Connecticut 06103

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EDT, Wednesday, May 15, 2019 at the Company’s offices, One Financial Plaza, 19th Floor Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 5, 2019.

Items of Business:

1.

To elect two Class II directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2022 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement;

4.	To approve an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 420,000 shares; and

5.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 22, 2019 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2019 Annual Meeting of Shareholders or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2018 Annual Report over the Internet, instructions on how to vote your shares as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the 2018 Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at www.proxyvote.com

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/ MARK S. FLYNN

MARK S. FLYNN

SECRETARY

APRIL 5, 2019

HARTFORD, CONNECTICUT

i

Page
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2019 ANNUAL MEETING	1

CORPORATE GOVERNANCE	6
Corporate Governance Principles	6
Code of Conduct	6
Director Independence	6
Board and Committee Membership	6
Board Leadership Structure and Evaluation	7
Audit Committee	8
Compensation Committee	8
Governance Committee	10
Risk and Finance Committee	11
Risk Management Oversight	11
Transactions with Related Persons	12
Policy Regarding Transactions with Related Persons	12
Shareholder Proposals	12
Shareholder and Interested Party Communications	13

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
Security Ownership of Certain Beneficial Owners	14
Security Ownership of Directors and Executive Officers	15
Section 16(a) Beneficial Ownership Reporting Compliance	16

PROPOSALS REQUIRING YOUR VOTE	17
Item 1 – Election of Directors	17
Board Nominees	17
Item 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	22
Fees Paid to the Independent Registered Public Accounting Firm	23
Audit Committee Pre-Approval Policies and Procedures	23
Report of the Audit Committee	23
Item 3 – Advisory Vote on Executive Compensation	25
Item 4 – Approval of an Amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to Increase the Number of Shares Available For Issuance by 420,000 Shares	27

EXECUTIVE OFFICERS	34
Executive Officers	34

EXECUTIVE COMPENSATION	36
Letter to Shareholders	36
Compensation Discussion and Analysis	39
Report of the Compensation Committee	59
Summary Compensation Table	60
Grants of Plan-Based Awards in Fiscal Year 2018	62
Outstanding Equity Awards at 2018 Fiscal Year-End	63
Option Exercises and Stock Vested in Fiscal Year 2018	65
Non-Qualified Deferred Compensation in Fiscal Year 2018	65
Termination Payments and Change-in-Control Arrangements	66
2018 CEO Pay Ratio	71

DIRECTOR COMPENSATION	73
Director Compensation Table	74

OTHER MATTERS	75

ADDITIONAL INFORMATION	75

Appendix A	A-1

Appendix B	B-1

Appendix C	C-1

Appendix D	D-1

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2019 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2019 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof, to be held Wednesday, May 15, 2019 at 10:30 A.M. EDT at the Company’s offices, One Financial Plaza, 19th Floor, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2018 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 5, 2019.

Shareholders are invited to attend the Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 5, 2019, we are mailing or delivering electronically to certain of our shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 22, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of record of our Common Stock as of the Record Date will be entitled to one vote for each share of Common Stock held. As of the Record Date, there were 6,973,625 shares of our Common Stock outstanding and entitled to vote. Holders of the Company’s 7.25% Series D Mandatory Convertible Preferred stock are not entitled to vote on any of the matters as described in this Proxy Statement. A list of all shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at One Financial Plaza, 26th Floor, Hartford, Connecticut for the ten-day period immediately preceding the Annual Meeting. At the Annual Meeting, our common shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

We are asking shareholders to vote upon the election of the two directors recommended for nomination by our Governance Committee and nominated by our Board for the two Class II director seats, each to hold office for a three-year term expiring at the 2022 Annual Meeting of Shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Information concerning the Class II director nominees is provided below under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS.” A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted. That said, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” such director nominee’s election is required to promptly tender his or her resignation, subject to acceptance by the Board, in accordance with our Bylaws. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement. There is no cumulative voting in the election of directors.

2.	Ratification of the Audit Committee’s appointment of the independent registered public accounting firm

Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019 requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote “AGAINST” the proposal. The ratification of the Audit Committee’s appointment of the independent registered public accounting firm is considered a routine matter for which a bank, broker or other holder of record will have discretionary authority to vote on behalf of the beneficial owners of shares held by the bank, broker or other holder, even in the absence of specific instructions from the beneficial owner.

3.	Approval of an advisory vote on the compensation of our named executive officers, as disclosed in the Proxy Statement

Approval of an advisory vote on the compensation of our named executive officers is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The affirmative vote of a majority of the votes represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of this vote and will take it into consideration when making future decisions regarding executive compensation.

4.	Approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 420,000 shares

Approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 420,000 shares requires that a majority of the votes represented at the Annual Meeting, in person or by proxy, be voted “FOR” the proposal. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will also have the same effect as a vote “AGAINST” this proposal.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends that shareholders vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019;

•	“FOR” the approval, on an advisory basis, of our named executive officer compensation; and

•	“FOR” the approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 420,000 shares.

How many votes are required to conduct the Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the Annual Meeting. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the annual meeting until a quorum is obtained.

How are votes counted?

A representative from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, will serve as the inspector of elections for the Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to, or are otherwise unable to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	Over the Internet at www.proxyvote.com;

•	By telephone, toll free at 1-800-690-6903; or

•

By completing and returning a proxy card that will be mailed to you, along with a postage-paid envelope if you request delivery of a full set of proxy materials or, which may be mailed to you, at the Company’s option, beginning after the tenth day following the mailing of the Notice of Internet Availability of Proxy Materials.

The deadline for voting by Internet or telephone is 11:59 P.M., Eastern Daylight Time, on Tuesday, May 14, 2019. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote no later than 11:59 P.M., Eastern Daylight Time, on Friday, May 10, 2019.

Holders of record may vote in person at the Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the Annual Meeting.

If you hold shares as a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised; (ii) attending the Annual Meeting and voting in person; or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether cast in person, by telephone, Internet or proxy card, is the one that will be counted.

If you hold shares as a participant in the Virtus 401(k) Plan, you may change your vote and revoke your proxy by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised or (ii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy, in each case if you do so no later than 11:59 P.M., Eastern Daylight Time, on Friday, May 10, 2019. You cannot, however, revoke or change your proxy with respect to shares held through the Virtus 401(k) Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine” and the beneficial owner has not provided voting instructions or because your broker chooses not to vote on a routine matter for which it does have discretionary authority.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposals that will be presented at the Annual Meeting are (i) the election of directors, (ii) the shareholder advisory vote to approve the compensation of our named executive officers, and (iii) the approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 420,000 shares. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 is considered a routine proposal for which a bank, broker or other holder of record may vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner. In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card (or valid instruction via the Internet or by telephone) which is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Who may attend the meeting?

All shareholders as of the Record Date may attend the Annual Meeting. If you are a registered holder, to gain admission, you will need valid picture identification or other proof that you are a shareholder of record of

Common Stock as of the Record Date. If your Common Stock is held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Common Stock on the Record Date will be required for admission. To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials, or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials, and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a current report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance is available on our website  at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules (“NASDAQ Rules”). In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ Rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards that are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2019, the Board considered the independence of our directors and determined that each of Dr. Fleming, Mses. Jones and Hooda, and Messrs. Baio, Holt, Treanor and Zarrilli meets the criteria for independence as established by the NASDAQ Rules and our own categorical independence standards. The Board has also determined that: each member of the Audit, Compensation, Governance, and Risk and Finance Committees is independent under applicable NASDAQ Rules; each member of the Audit Committee is also independent under the independence criteria required by the SEC for audit committee members; and each member of the Compensation Committee is: (i) “independent” under the criteria established by the NASDAQ Rules; (ii) an “outside director” pursuant to the criteria established by the Internal Revenue Service; and (iii) a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

• Audit Committee	• Governance Committee

• Compensation Committee	• Risk and Finance Committee

The table below provides the current membership for each of the Board committees:

Name	Audit	Compensation	Governance	Risk and Finance
James R. Baio	Member	Member

Susan S. Fleming			Member	Chair

Timothy A. Holt			Chair	Member

Sheila Hooda	Member			Member

Melody L. Jones	Member	Chair

Mark C. Treanor		Member	Member

Stephen T. Zarrilli	Chair			Member

During 2018, the Board held nine meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and executive sessions.

Directors are expected to attend all Board meetings, the annual meeting of shareholders and meetings of committees on which they serve and to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our current directors attended our 2018 Annual Meeting and at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2018.

The Board has adopted written charters for each of the Audit, Compensation, Governance, and Risk and Finance Committees that set forth the responsibilities, authority and specific duties of each such committee. Each committee reports out regularly to the full Board regarding its deliberations and actions. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure and Evaluation

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ Rules. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and Chief Executive Officer to be separate.

At this time, the Board believes that it is advisable for one of our independent directors to serve as Chairman of the Board, and the Board has elected Mark C. Treanor as Chairman. The Board believes that its members provide a broad array of experience, expertise and perspective and that it is beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer (CEO), and also a director, to lead our Company and its management as CEO. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas and direction of our Board and for our Company as a whole. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times and may choose a different leadership structure in the future.

As part of our annual Board self-evaluation process, we evaluate how our Board and governance structure function, to ensure that the Board continues to provide an optimal governance structure for our Company and our shareholders. As part of this process, we engage a third party to facilitate a comprehensive self-evaluation of the Board and each standing Committee. In addition, the Governance Committee conducts an individual evaluation of each director considered for nomination for re-election to the Board based upon individual interviews with each director regarding each of the prospective nominees.

Audit Committee

The Audit Committee currently consists of Messrs. Zarrilli (Chair) and Baio and Mses. Hooda and Jones. The Board has determined that Messrs. Baio and Zarrilli each qualify as an “audit committee financial expert” as defined under SEC rules and that all members of the Audit Committee meet the criteria for service under applicable NASDAQ Rules.

During 2018, the Audit Committee held nine meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including a review of the independent registered public accounting firm’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process, the Company’s systems of internal accounting and financial controls, the annual independent audit of the consolidated financial statements of the Company and its subsidiaries, the Company’s internal auditing and accounting processes, and the Company’s legal and regulatory compliance programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Jones (Chair) and Messrs. Baio and Treanor. During 2018, the Compensation Committee held 22 meetings. The primary purposes of the Compensation Committee are: (i) to provide assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to review and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy and objectives and link compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Compensation Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive programs;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive officer compensation;

•	The approval of equity-based compensation; and

•	Retaining compensation consultants and legal counsel as appropriate.

The Compensation Committee reviews and approves any changes to executive officer base salary and sets annual and long-term incentive compensation opportunity levels for our executive officers. In addition, the Compensation Committee reviews performance against pre-established performance goals and objectives for the incentive plans under which our executive officers, including our CEO, are compensated. The Compensation Committee recommends incentive compensation awards for our CEO to the independent members of the Board for approval and, with the assistance of our CEO, reviews and approves the incentive compensation awards for the Company’s executive officers. The Compensation Committee also reviews and approves the granting of equity-based compensation to our executive officers, other than our CEO, whose grants are approved by the independent members of our Board, and to other employees of the Company and its subsidiaries. The Compensation Committee has delegated to our CEO the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Compensation Committee has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high-caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure that we are competitive in both attracting and retaining our executives. We believe our compensation structure is appropriately designed to retain high-caliber leadership.

Our compensation programs are designed to minimize excessive risk-taking. The base salary component of our compensation is aligned to market which does not, we believe, create additional risk. The current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of variable pay is delivered in the form of equity comprising performance-based and restricted stock units using one- and/or three-year performance measurement periods and three-year vesting;

•	Plan-based awards to our executives are limited to a maximum payout;

•	After reviewing and certifying Company performance results, the Compensation Committee, in its discretion, approves compensation awards for our executives;

•

Clawback provisions allow the Company to clawback compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria, among other conditions; and

•	Our CEO, executive officers and directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention and do not create risks that are reasonably likely to have a material adverse effect on the Company. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a more complete discussion of our compensation policies and practices.

Compensation Committee Interlocks and Insider Participation

Ms. Jones (Chair) and Messrs. Baio and Treanor served on the Compensation Committee throughout 2018. None of the directors serving on the Compensation Committee were at any time during 2018, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more of their executive officers serving on our Board.

Governance Committee

The Governance Committee currently consists of Mr. Holt (Chair), Dr. Fleming and Mr. Treanor. During 2018, the Governance Committee held four meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; (iv) to assess and report to the Board regarding the performance of the Board and its committees; and (v) to assist management and the Board with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy, either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

If a vacancy on our Board exists or is anticipated, the Governance Committee may look to its members and to other directors for recommendations for nominees and may also retain a search firm to assist it in identifying qualified candidates and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” The Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. Following its evaluation of all proposed nominees and consultation with our CEO, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects, including gender, race, ethnicity, age, sexuality and other types of personal characteristics, and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths, and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Risk and Finance Committee

The Risk and Finance Committee currently consists of Dr. Fleming (Chair), Ms. Hooda and Messrs. Holt and Zarrilli. During 2018, the Risk and Finance Committee held four meetings. The primary purposes of the Risk and Finance Committee are to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the Company’s policies, practices and procedures relating to risk and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Risk Management Oversight

The Risk and Finance Committee of our Board is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Risk and Finance Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices and procedures regarding risk assessment and risk management. The Risk and Finance Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Risk and Finance Committee also receives and reviews reports on selected risk topics as the Risk and Finance Committee or management deem appropriate. Our Board also receives direct reports from management on risk topics of general interest to the full Board, including, on a quarterly basis, with respect to cybersecurity risks, and each of our other Board Committees also receives periodic reports on topics relevant to the oversight of risk areas within the purview of such Committee and regularly reports to the full Board on these risk management matters.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm and legal counsel financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

Both our Board and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

While the Risk and Finance Committee, the other Board Committees within their areas of responsibility and the Board oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters. We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board has adopted a written policy for the review and approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction), and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the CEO or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest. There were no related party transactions as defined in our Related Person Transactions Policy and SEC rules during 2018, and no such transactions are currently proposed.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2020 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2020 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 7, 2019 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act (including the minimum share ownership requirements under that rule).

Pursuant to our Bylaws, in order for any business not included in the proxy statement to be brought before the 2020 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at One Financial Plaza, Hartford, CT 06103, no earlier than January 21, 2020 (75 days prior to April 5, 2020, the first anniversary of the date that we first mailed or made available our proxy materials for the 2019 annual meeting) and no later than February 20, 2020 (45 days prior to April 5, 2020). In the event that our 2020 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at the 2020 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our Bylaws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

One Financial Plaza, 26th Floor

Hartford, CT 06103

The Office of the Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the General Counsel and/or the Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of March 31, 2019, by: (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each of our current directors; (iii) the persons named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of March 31, 2019 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 6,978,925 shares of Common Stock outstanding on March 31, 2019.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,075,246	(1)	15.41%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	719,778	(2)	10.31%

Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	562,751	(3)	8.06%

Victory Capital Management Inc. 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	395,713	(4)	5.67%

Brown Advisory Incorporated 901 South Bond Street, Suite 400 Baltimore, MD 21231	394,337	(5)	5.65%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	392,072	(6)	5.62%

Vulcan Value Partners, LLC Three Protective Center 2801 Highway 280 South Suite 300 Birmingham, AL 35223	391,194	(7)	5.61%

(1)

Based on a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. BlackRock, Inc. has sole investment power with respect to 1,075,246 shares of Common Stock and sole voting power with respect 1,058,768 shares of Common Stock.

(2)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole investment power with respect to 712,054 shares of Common Stock, shared investment power with respect to 7,724 shares of Common Stock, sole voting power with respect to 7,906 shares of Common Stock and shared voting power with respect to 500 shares of Common Stock. The Vanguard Group, Inc. reported that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, Inc. are the beneficial owners of 7,224 shares and 1,182 shares of Common Stock, respectively, as a result of serving as investment manager of collective trust accounts and as investment manager of Australian investment offerings, respectively.

(3)

Based on a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole investment power with respect to 562,751 shares of Common Stock and sole voting power with respect to 531,187 shares of Common Stock.

(4)

Based on a Schedule 13G/A filed with the SEC on February 1, 2019 by Victory Capital Management, Inc. Victory Capital Management, Inc. has sole investment power with respect to 395,713 shares of Common Stock and sole voting power with respect to 388,163 shares of Common Stock.

(5)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019 by Brown Advisory Incorporated (“BAI”), Brown Investment Advisory & Trust Company (“BIATC”) and Brown Advisory, LLC (“BALLC”). BAI has shared investment power with respect to 394,337 shares of Common Stock and sole voting power with respect to 392,072 shares of Common Stock, BIATC has shared investment power with respect to 3,901 shares of Common Stock and sole voting power with respect to 3,901 shares of Common Stock, and BALLC has shared investment power with respect to 390,436 shares of Common Stock and sole voting power with respect to to 388,171 shares of Common Stock.

(6)

Based on a Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole investment power with respect to 392,072 shares of Common Stock and sole voting power with respect to 99,621 shares of Common Stock.

(7)

Based on a Schedule 13G/A filed with the SEC on February 15, 2019 by Vulcan Value Partners, LLC. Vulcan Value Partners, LLC has sole investment power with respect to 391,194 shares of Common Stock and sole voting power with respect to 385,186 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	175,233	(1)	2.5%
James R. Baio	14,522		*
Susan S. Fleming	13,547		*
Timothy A. Holt	25,315		*
Sheila Hooda	1,744		*
Melody L. Jones	3,920		*
Mark C. Treanor	27,045		*
Stephen T. Zarrilli	3,913		*
Michael A. Angerthal	53,723		*
W. Patrick Bradley	9,903		*
Barry M. Mandinach	6,976		*
Francis G. Waltman	26,775	(2)	*

All directors and executive officers as a group (14 persons)	388,581	(3)	5.6%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(2)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(3)	See footnotes (1) and (2).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus securities and any subsequent transactions in Virtus securities with the SEC. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2018.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has eight members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class II directors have a term expiring at the 2019 Annual Meeting. Our Class III and Class I directors have terms expiring at the 2020 and 2021 Annual Meetings, respectively.

Mr. Baio and Dr. Fleming are each Class II directors standing for re-election at the 2019 Annual Meeting. Mr. Baio and Dr. Fleming have been directors of the Company since it became an independent public company on January 1, 2009.

Under our Corporate Governance Principles, a director is generally required to retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve, provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

In February 2019, members of our Governance Committee evaluated the contributions and performance of James R. Baio and Susan S. Fleming as members of our Board. As part of its evaluation, each of our directors was interviewed regarding his or her views of the performance of each of Mr. Baio and Dr. Fleming by a representative of the Governance Committee. Following completion of its individual evaluations, the Governance Committee recommended to the Board that each of Mr. Baio and Dr. Fleming be nominated to stand for re-election as a Class II director at the Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved Mr. Baio and Dr. Fleming as our Class II nominees for election to the Board by the shareholders. If elected by the shareholders, Mr. Baio and Dr. Fleming will hold office for a three-year term expiring at the 2022 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Mr. Baio and Dr. Fleming has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. That said, pursuant to our Bylaws, any director nominee who receives a greater number of votes “withheld” from such director nominee’s election than votes “for” such director nominee’s election is required to promptly tender such director nominee’s resignation subject to acceptance by the Board. The Board’s decision, which will not involve the participation of any incumbent director who fails to receive a majority of the votes cast in an uncontested election of directors, will be promptly disclosed in a public announcement.

The Board recommends that shareholders vote “FOR” the election of its two director nominees as Class II directors of Virtus: James R. Baio and Susan S. Fleming

Listed below are the names of the Board’s nominees to the Class II director seats and the incumbent directors who will be continuing in office following the Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class II

JAMES R. BAIO (65), Class II, Director since 2009. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds from 1994 to 2000, and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio is licensed as a certified public accountant (inactive since 2008). Mr. Baio brings to our Board substantial experience in financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as a member of our Board and Audit and Compensation Committees.

SUSAN S. FLEMING (49), Class II, Director since 2009. Dr. Fleming is a keynote speaker and executive educator for corporate clients focusing on issues of gender diversity and inclusion. She served as a senior lecturer of management and entrepreneurship at Cornell University from 2009 to 2018. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. In August 2018, Dr. Fleming joined the board of RLI Corp., an American property and casualty insurance company where she serves as a Director and is a member of the Nominating/Governance and Finance and Investment Committees. Her prior directorships include Endurance Specialty Holdings, Ltd., a global insurance provider, where she served from May 2011 to March 2017; Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003; PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006; and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate finance and organizational leadership also positions her well to serve as a member of our Board and Governance Committee and Chair of our Risk and Finance Committee.

Other Current Members of the Board

GEORGE R. AYLWARD (54), Class III, Director since 2008. Mr. Aylward is our President and CEO and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management, of PNX from November 6, 2006 to February 2007. Mr. Aylward served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and CEO of PNX from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; President (since 2010) and Trustee (since 2012) of the Virtus Variable Insurance Trust; Director of the Virtus Global Funds, plc since 2013; Trustee and President of the Virtus Global Multi-Sector Income Fund since 2011 and the Virtus Total Return Fund Inc., since 2006; Trustee and President of the Virtus Alternative Solutions Trust, since 2013; Director of the Duff & Phelps Select Energy MLP Fund, Inc., since 2014; Chairman and Trustee of Virtus ETF Trust II, since 2015; and Director, President and CEO of the Virtus Global Dividend & Income Fund, since 2006. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industries, and superior skills as our CEO.

TIMOTHY A. HOLT (66), Class I, Director since 2009. Mr. Holt held various senior management positions with Aetna, Inc., a managed healthcare company, until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Since 2012, Mr. Holt has served as a director of MGIC Investment Corporation, a provider of private mortgage insurance in the U.S. where he is Chairman of the Securities Investment Committee, and from January 2014 to February 2017 served as a director of StanCorp Financial Group, which was a publicly traded insurance products company until it was acquired in March 2016. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth, and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience positions him well to serve as a member of our Board and Risk and Finance Committee and Chair of our Governance Committee.

SHEILA HOODA (61), Class III, Director since 2016. Ms. Hooda is the founder, CEO and president of Alpha Advisory Partners, a company that advises on strategic positioning, mergers and acquisitions, turnaround and transformation, customer-centricity and digital business models for companies in the financial and business services sectors. Prior to founding Alpha Advisory Partners in 2013, she served as the global head of strategy and business development in the Financial & Risk business group Investors segment at Thomson Reuters from June 2012 to April 2013, and earlier as senior managing director in strategy, M&A and corporate development roles at TIAA from 2006 to 2012. Ms. Hooda previously was managing director, global equities in the Investment Banking Division at Credit Suisse Group, and prior to this, held roles at Bankers Trust, Andersen Consulting and McKinsey & Co. She began her career at American Express Bank in India. She serves on the board of Mutual of Omaha Insurance Company and is a member of its Audit and Compensation committees. Ms. Hooda brings to our Board substantial expertise and experience in the areas of corporate finance, capital markets, risk management and strategic planning which positions her well to serve as a member of our Board and Audit and Risk and Finance Committees.

MELODY L. JONES (59), Class I, Director since 2014. Ms. Jones provides executive assessment and coaching services through 32-80 Advisors which she founded in 2017. From 2012 to 2017, Ms. Jones served as the Chief Administrative Officer (“CAO”) for CEB, a best practice insight and technology company. In her role as CAO, Ms. Jones had global responsibility for Human Resources, Information Technology, Legal and Compliance, Communications, Philanthropy and the Member Events department. She joined the firm in December 2005, and served as the Chief Human Resources Officer (“CHRO”) until February 2012. She managed CEB’s Professional Services practice from 2010 to 2012 and the firm’s product development function from 2013 to 2015. Prior to CEB, Ms. Jones served from 2002 to 2005 as the global head of Human Resources for T. Rowe Price, a global investment management firm. Prior to joining T. Rowe Price, Ms. Jones spent eight years at Aon Corporation, a global insurance brokerage and consulting company, serving from 1998 to 2002 as the Chief Human Resources Officer. She joined Aon in 1994, as head of the Midwestern Regional Office of Aon Consulting. In 1996, she assumed responsibility for the HR Strategy and Technology consulting practice, and managed this global practice until assuming her role as CHRO for the corporation. Ms. Jones currently serves on the Advisory Board of RedZone Technologies, a leading Managed Security Service Provider (MSSP) specializing in enterprise security solutions for small and medium businesses. She was a founding member of The Sorkin Center for Nonprofit Governance, and serves on its Advisory Council. Ms. Jones also served as a senior consultant with Organizational Dynamics, Inc., an international management training and consulting company, and held several leadership positions across a six-year tenure with Citicorp Mortgage. Ms. Jones brings to our Board management and leadership experience, which positions her well to serve as a member of our Board and Audit Committee and Chair of our Compensation Committee.

MARK C. TREANOR (72), Class III, Director since 2009. Mr. Treanor served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded, from 2009 until his retirement in 2013. He also serves as an executive leadership coach. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor, which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank N.A. from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform, and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor is a member of the Council on Foreign Relations. He holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board and as a member of our Compensation and Governance Committees.

STEPHEN T. ZARRILLI (58), Class I, Director since 2014. Mr. Zarrilli serves as the President and Chief Executive Officer of The University City Science Center, an urban research park that provides technology, capital and other commercialization resources to entrepreneurs and scientists. He previously served as President, CEO and Director of Safeguard Scientifics, a company that provides growth capital for technology, financial services and healthcare companies from 2012 to 2018, and as its Senior Vice President, Chief Financial Officer and Chief Administrative Officer from 2008 to 2012. Previously he was the Chairman and CEO of Penn Valley Group, a management advisory firm, and earlier was CFO at Fiberlink Communications Corp., a security software company; CEO of Concellera, a document management software company; and CEO of US Interactive Inc., a digital marketing firm. He began his career at Deloitte & Touche LLP. From 2004 to 2015, Mr. Zarrilli served as a Director of Nutrisystem, Inc., a publicly traded weight loss products company. Mr. Zarrilli brings to our Board demonstrated leadership experience along with substantial experience and expertise in accounting and auditing matters, which positions him well to serve as a member of our Board and Risk and Finance Committee and Chair of our Audit Committee.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte audited our consolidated financial statements for the fiscal year ended December 31, 2018 and performed other services as described under “Fees Paid to the Independent Registered Public Accounting Firm” below. PricewaterhouseCoopers LLP (“PwC”), the Company’s former independent registered public accounting firm, audited our consolidated financial statements for the fiscal year ended December 31, 2017 and performed other services as described under “Fees Paid to the Independent Registered Public Accounting Firm” below.

As previously disclosed, on March 26, 2018, the Audit Committee approved the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and notified PwC, the Company’s former independent registered public accounting firm, of its decision to dismiss PwC, effective as of that date, and to appoint another independent registered public accounting firm.

During the fiscal years ended December 31, 2017 and 2018 and the subsequent interim periods through March 26, 2018, neither the Company nor anyone on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

PwC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2016 and 2017 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2016 and 2017, and the subsequent interim periods through March 26, 2018, there were: (i) no disagreements between the Company and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with its report and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of the foregoing disclosures and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements in the immediately preceding paragraph. A copy of PwC’s letter, dated March 30, 2018, was filed as Exhibit 16.1 to the Company’s Form 8-K filed on March 30, 2018.

We are submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

A majority of the votes represented at the Annual Meeting, in person or by proxy is required to ratify the appointment of Deloitte.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP

as our independent registered public accounting firm

for the fiscal year ending December 31, 2019

Fees Paid to the Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by Deloitte for the fiscal year ended December 31, 2018 and by PwC for the fiscal year ended December 31, 2017.

	2018	2017
Audit Fees (1)	$805,000	$1,140,335
Audit-Related Fees (2)	$130,000	$705,266
Tax Fees (3)	$307,300	$—
All Other Fees	$—	$—

Total Fees	$1,242,300	$1,845,601

(1)

“Audit Fees” include the audit of the Company’s consolidated financial statements included in our Forms 10-K, the provision of consents, comfort letters and reviews of our quarterly financial statements.

(2)	“Audit-Related Fees” include stand-alone audits of certain subsidiary operations of the Company and due diligence services.

(3)	“Tax Fees” primarily include tax compliance, tax advisory and related tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by Deloitte during 2018 and PwC during 2017 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and the Company’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2018 with management and with Deloitte, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018.

The Audit Committee has discussed with Deloitte those matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board. The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of Deloitte with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

Stephen T. Zarrilli (Chair)

James R. Baio

Sheila Hooda

Melody L. Jones

ITEM 3—TO APPROVE BY AN ADVISORY VOTE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

We are asking our shareholders to approve, by an advisory vote, the compensation of our named executive officers (“NEOs”), as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation contained in this Proxy Statement.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is tied to the achievement of our financial, operational and strategic goals, structured to reward superior Company performance, and designed to:

•	Attract and retain high-caliber leadership;

•	Support a high-performance environment by linking compensation to Company, functional and individual achievements; and

•	Align our executives’ interests with those of our shareholders.

During fiscal 2018, our management team continued to execute our long-term business plan and create significant value for our shareholders. Our key accomplishments and results in 2018 included:

•

Completion of the majority investment in and integration of Sustainable Growth Advisers (SGA), an affiliated manager that added $11.3 billion of assets under management at the time of the closing and further diversified strategies and expanded our institutional and international client base;

•

A 2 percent increase in long-term assets under management to $90.4 billion that included a 32 percent increase in institutional assets, reflective of the SGA transaction, as well as an 8 percent increase in retail separate account assets;

•

A 48 percent increase in total sales to $22.8 billion that included a 52 percent increase in open-end mutual fund sales to $14.8 billion and a 146 percent increase in institutional sales to $4.1 billion;

•	A 45 percent increase in operating income, as adjusted, to $160.1 million, with an increase in the related margin to 34%; the comparable GAAP results were $113.1 million and 21%, respectively; and

•	A 56 percent increase in earnings per share, as adjusted, to $12.11 from $7.78; diluted EPS, the comparable GAAP metric, increased by 124% to $8.86 from $3.96[1].

In considering your vote, we urge shareholders to review the information on the Company’s compensation policies and decisions regarding the NEOs presented in the Compensation Discussion and Analysis as well as the discussion regarding the Compensation Committee as set forth in this Proxy Statement.

The Company intends to hold this advisory “Say on Pay” vote on an annual basis and will hold an advisory vote on the frequency of future advisory votes on executive compensation at our 2023 annual meeting.

[1]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A to this Proxy Statement.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related materials disclosed in this Proxy Statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Compensation Committee or the Board, nor will it create any additional fiduciary duty on the part of the Compensation Committee or the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board and the Compensation Committee will review and consider all shares voted in favor of the proposal and not in favor of the proposal. A majority of the votes represented at the Annual Meeting, in person or by proxy is required to approve, on an advisory basis, this proposal.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

ITEM 4—APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED OMNIBUS INCENTIVE AND EQUITY PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 420,000 SHARES

We are seeking shareholder approval for an amendment (“Amendment”) to the Company’s Amended and Restated Omnibus Incentive and Equity Plan (the “Omnibus Plan”) to increase the number of shares of Common Stock authorized for issuance by 420,000 shares.

The maximum number of shares of our Common Stock authorized for issuance under the current Omnibus Plan in connection with Awards under the Omnibus Plan is 2.4 million of which 162,031 remain available for issuance as of March 31, 2019. If the Amendment is approved, the shares authorized will be increased by 420,000 shares to 2.82 million shares, of which 582,031 will be available for issuance. The Amendment to the Omnibus Plan, if approved by our shareholders, will become immediately effective as of the date of the Annual Meeting, and we estimate, based on historical grant information, that the proposed increase should provide a sufficient number of shares to allow us to continue to make awards for approximately two years. Future grant levels will be impacted by multiple factors, including the Company’s stock price.

How the Company Uses Equity

The Company uses equity to align the interests of executives and key employees, including investment professionals, with shareholders. For executives, equity awards are included in long-term compensation plans linked to long-term performance results. Equity is granted in the form of both performance share units and restricted stock units. Our investment affiliates operate with compensation programs that are based on individual firm profitability, with a portion of the annual variable incentive compensation which may be granted to employees in the form of restricted stock units that vest ratably over three years. In addition, fifty percent of the compensation of our directors is paid in the form of stock grants to align the interests of our directors with our shareholders.

Reasons for the Amendment

The amendment of the Omnibus Plan is intended to ensure that a sufficient level of shares of Common Stock remains available to allow us to continue to use equity incentives to attract and retain the services of qualified employees, directors and consultants of the Company and its subsidiaries whom are essential to our long-term growth and success and to align their interests with those of shareholders.

Share Usage and Dilution Impact

In determining the appropriate number of additional shares of Common Stock available for issuance under the Company’s Omnibus Plan, management and the Compensation Committee considered various factors, including the dilution, historic share usage and burn rate. As of December 31, 2018, the Company’s three-year average “burn rate,” a measure of the Company’s share usage as a percentage of outstanding shares, was 5.5%. With respect to dilution, the Company has a share repurchase program in place which is primarily designed to offset dilution related to shares issued under the Omnibus Plan. Over the past three years, share repurchases have more than offset equity granted to employees, as shown in the table below. In addition, at the election of the employee, the Company can net settle the tax portion of previously issued restricted stock units, which further limits the dilutive impact of equity compensation.

Year Ended December 31	Shares Granted	Shares Repurchased
2016	178,333	2,572,417
2017	290,630	66,244
2018	198,180	258,953

Total	667,143	2,897,614

General Description of the Omnibus Plan

Overview of the Omnibus Plan, as Amended

The Omnibus Plan provides for the grant of awards which may include one or more of the following: (i) stock options (which may consist of incentive stock options or non-qualified stock options); (ii) stock appreciation rights; (iii) stock awards (which may consist of restricted stock and restricted stock units); (iv) performance awards (both cash and equity); and (v) any other types of equity and non-equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives and attainment of performance goals. The Compensation Committee cannot re-price stock options or stock appreciation rights without shareholder approval (other than in connection with corporate transactions involving the Company, such as stock splits, merger, consolidation, split-up, spin-off, combination, among other things) or grant new stock options in substitution for or upon the cancellation of stock options previously granted. If any shares covered by an award are cancelled, forfeited, terminated or expire unexercised, these shares will again become available for award under the Omnibus Plan. For options, if the exercise price of an option is paid by tender to the Company of shares of Common Stock owned by the Participant (as defined below), or by means of a net-exercise, the number of shares available for issuance under the Omnibus Plan shall be reduced by the gross number of shares for which the option is exercised and shares of Common Stock withheld or reacquired by the Company in satisfaction of any tax withholding obligations shall not again be available for issuance under the Omnibus Plan.

Terms of the Omnibus Plan, as Amended

Plan Award Limitation. If shareholders approve the Amendment, then, subject to the provisions of Section 5.2, 5.3 and 5.4, the number of shares of Common Stock available for delivery in connection with Awards under the Omnibus Plan shall be 2.82 million shares.

The total number of shares with respect to which incentive stock options may be granted shall not exceed 2.82 million shares.

The type and form of Awards under the Omnibus Plan shall be in the discretion of the Compensation Committee.

The shares to be delivered under the Omnibus Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or any combination thereof.

Material Terms of the Omnibus Plan

A summary of the material terms of the Omnibus Plan, which are not subject to shareholder approval at the Annual Meeting, is set forth below. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, as amended, a copy of which is attached as Appendix D to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the Omnibus Plan may be obtained without charge by making a written request to our Investor Relations Department at Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103.

Business Criteria for Performance Goals. “Performance Goals” means the objectives that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based Awards contingently awarded under the Plan. The targeted level of performance with respect to Performance Goals may be established at levels and in such terms as the Committee may determine, in its discretion, including absolute entity performance, as relative to performance in prior periods or to Company specified plans, or relative to the performance of one or more third parties or a special index or benchmark, or other external measure, or as a ratio of one metric to another. The Committee may specify that any Performance Goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

Eligibility Requirements. The Omnibus Plan governs the award and payment of cash and equity awards to any employee of the Company or its subsidiaries, any of our non-employee directors, and any of our consultants (collectively, the “Participants”) and is administered by our Compensation Committee. Awards may be made under the Omnibus Plan to any Participant selected by the Compensation Committee or by an officer as delegated by the Compensation Committee in accordance with the Omnibus Plan. As of March 31, 2019, there were approximately 577 employees and seven non-executive directors eligible to receive awards under the Omnibus Plan.

Administration. Our Compensation Committee is responsible for the administration of the Omnibus Plan and, subject to the terms of the Omnibus Plan, has the discretion: to select Participants to receive awards; to determine all of the terms and conditions of each award, the performance goals, if any, applicable to each award, and the exercise price or base price, if any, associated with each award; and to interpret provisions of the Omnibus Plan and make all factual and legal determinations regarding the Omnibus Plan and any award agreements. Our Compensation Committee may, to the extent such action is not inconsistent with applicable law or stock exchange rules, delegate its powers and administrative responsibilities to one or more members of the Compensation Committee or to one or more officers or employees of the Company and also may delegate to one or more officers of the Company the determination of awards to Company employees, so long as the recipients are not executive officers of the Company.

Award Limits. The Omnibus Plan places limits on the maximum amount of each type of award that may be granted to any Participant in any calendar year. Under the Omnibus Plan, no Participant may receive awards of stock options or stock appreciation rights that cover in the aggregate more than 250,000 shares in any calendar year. Additionally, no Participant may receive awards of restricted stock or restricted stock units subject to performance goals that cover in the aggregate more than 250,000 shares or units, as the case may be, in any calendar year. Furthermore, no Participant may receive an annual incentive award that exceeds $10 million in any calendar year. Lastly, the amount of any long-term incentive award paid to a Participant in any calendar may not exceed $10 million. For each of these award limits, any unused shares or dollar amounts as of the close of the prior calendar year may be rolled over to the next calendar year and added to the applicable award limit.

Types of Awards. The Omnibus Plan provides for grants of stock options, stock appreciation rights, stock awards, performance awards (both cash and equity) and any other types of equity awards. The terms of the awards are embodied in an award agreement, and awards may be granted singly, in combination, or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives and attainment of performance goals. No award may be re-priced.

•

Stock Options and Stock Appreciation Rights. The Omnibus Plan permits the granting of stock options to purchase shares of our Common Stock and stock appreciation rights. The exercise price of each stock option and stock appreciation right may not be less than the fair market value of our Common Stock on the date of grant. The term of each stock option or stock appreciation right may not exceed ten years from the date of grant. The Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Omnibus Plan or the acceleration of vesting that may occur in accordance with the Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant . In the case of termination due to cause, all outstanding options expire immediately. Upon termination of employment (other than for cause), vested stock options generally must be exercised within 90 days following termination of employment or, if earlier, the original expiration date, but the unvested stock options generally would immediately terminate. In cases of termination due to death, disability or retirement, options must be exercised within three years from the date of termination of employment or, if earlier, the original expiration date. Upon death unvested options will generally automatically vest, but upon termination for disability or retirement, options would generally continue to vest according to their regular vesting schedule. In general, a grantee may pay the exercise price of an option in cash or shares of Common Stock.

•

Stock Awards. The Omnibus Plan permits the granting of stock awards. The Compensation Committee may provide for a graded vesting schedule, cliff vesting, immediate vesting or earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change of control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Plan or the acceleration of vesting that may occur in accordance with the Omnibus Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant. If a Participant ceases to be employed or service is terminated by reason of death or disability generally the stock award will vest as to a prorated portion of the shares based on the number of days the Participant actually worked since the grant date or in the case of a stock award that vests in installments, since the last vesting date. Upon retirement or early retirement stock awards will generally continue to vest according to their regular vesting schedule.

•

Performance Awards. The Omnibus Plan permits the granting of performance awards in the form of cash and/or equity. Performance awards are subject to the satisfaction of specified performance criteria. The Compensation Committee may provide for earlier vesting following an employee’s termination of employment for death, disability or retirement or upon a change in control or other specified events; provided, however, that, except for awards representing no more than five percent (5%) of the total number of shares of Common Stock available for awards under the Plan or the acceleration of vesting that may occur in accordance with the Omnibus Plan in connection with a change in control or the death or disability of a participant, the vesting period for all equity based awards shall be not less than one year from the date of grant. The performance goals determine the value and amount of performance awards that will be paid to Participants and the portion of an award that may be exercised to the extent such performance goals are met.

Adjustments. If there are any changes in the number of shares of our Common Stock resulting from stock splits, stock dividends, reorganizations, recapitalizations, any merger or consolidation of the Company, or if any other event that affects our capitalization occurs, the number of shares of our Common Stock issuable under the Omnibus Plan, the individual limitations on the number of shares that may be awarded to any Participant, the aggregate number of shares subject to outstanding awards, and the respective prices and/or vesting of such awards will be adjusted to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the Omnibus Plan.

Amendment, Modification and Termination. The Board or Compensation Committee may amend, modify, suspend or terminate the Omnibus Plan, to the extent that no such action will materially adversely affect the rights of a Participant holding an outstanding award under the Omnibus Plan without such Participant’s consent. However, the Company will obtain shareholder approval for any amendment to the Omnibus Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by shareholders, no such amendment will be made which would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an option or stock-settled stock appreciation right may be granted or (iii) extend the maximum term for options or stock-settled stock appreciation rights granted under the Omnibus Plan.

U.S. Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences generally arising under present law with respect to certain awards that may be granted under the Omnibus Plan.

A Participant to whom a nonqualified stock option (“NQSO”) is granted will recognize no income at the time of the grant. When the Participant exercises a NQSO, the Participant will generally recognize ordinary income equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the Common Stock received over the option exercise price. Similarly, the grant of a stock appreciation right (“SAR”) will normally not result in taxable income to a Participant. At the time of exercise, the Participant will normally recognize ordinary compensation income in an amount equal to the cash and the fair market value of the Common Stock that the Participant receives to satisfy the SAR.

A Participant to whom an incentive stock option (“ISO”) which qualifies under Section 422 of the Internal Revenue Code is granted will generally recognize no income at the time of grant or at the time of exercise. However, upon the exercise of an ISO, the excess of the fair market value of the Common Stock over the exercise price thereof may result in the Participant being subject to an alternative minimum tax under applicable provisions of the Internal Revenue Code. When a Participant sells the Common Stock received upon exercise of an ISO more than one year after exercise and more than two years after the date of grant of such ISO, the Participant will normally recognize long-term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the Participant disposes of such shares before such periods end, the Participant will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, and (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), will normally be capital gain or loss.

Generally, unless limited by Section 12(m) of the Internal Revenue Code (as described below), we will be entitled to a deduction equal to the amount recognized as ordinary income by the Participant in connection with stock options and SARs. However, we generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a Participant.

With respect to other awards granted under the Omnibus Plan that result in a transfer to the Participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, a Participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received (less consideration paid for the shares, if any). With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, unless the Participant elects to be taxed at the time of grant in accordance with Section 83(b) of the Internal Revenue Code, the Participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture (less consideration paid for the shares, if any). Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares, at which time a Participant must generally recognize ordinary income equal to the fair market value of the transferred shares at such time (less consideration paid for the shares, if any).

Unless limited by Section 162(m) of the Internal Revenue Code, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant with respect to awards granted under the Omnibus Plan. Under Section 162(m) of the Internal Revenue Code, the Company generally may not deduct certain compensation over $1,000,000 in any year to certain “covered employees” (generally including the Company’s current and former named executive officers), unless the compensation is paid pursuant to “grandfathered” performance-based awards granted prior to November 2, 2017.

The Omnibus Plan and all awards are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder in all respects and will be administered in a manner consistent with such intent.

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Omnibus Plan. This discussion is intended to assist shareholders in considering how to vote at the Annual Meeting and not as tax guidance to Participants in the Omnibus Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

Options Granted Under the Omnibus Plan

The following table provides information concerning options granted under the Omnibus Plan since its inception.

Name and Principal Position	Stock Options
George R. Aylward President and Chief Executive Officer	23,120

Michael A. Angerthal Executive Vice President, Chief Financial Officer	15,867

W. Patrick Bradley Executive Vice President, Fund Services	3,853

Barry M. Mandinach Executive Vice President, Head of Distribution	—

Francis G. Waltman Executive Vice President, Product Management	7,933

Current Executive Officers as a Group	51,675

All Employees, including All Current Officers who are not Executive Officers, as a Group	207,151

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2018 with respect to compensation plans under which shares of our Common Stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Equity compensation plans approved by security holders(2)	628,989	$12.86	297,407
Equity compensation plans not approved by security holders	—	—	—

Total	628,989	$12.86	297,407

(1)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards (“RSUs”) since recipients of such awards are not required to pay an exercise price to receive the shares subject to these awards. The weighted-average exercise price of outstanding options, warrants and rights, including RSUs, was $1.57.

(2)

Represents 76,751 shares of Common Stock issuable upon the exercise of stock options and 552,238 shares of our Common Stock issuable upon the vesting of RSUs outstanding under the Company’s Omnibus Incentive and Equity Plan (the “Omnibus Plan”). Of the 2,400,000 maximum number of shares of our Common Stock authorized for issuance under the Omnibus Plan, 100,841 shares of Common Stock have been issued on a cumulative basis in the form of direct grants to directors.

Stock Price

The closing market price of a share of our Common Stock reported on the NASDAQ Stock Market on March 29, 2019 the last trading day of our first quarter of 2019, was $97.55 per share.

Registration with the SEC

The Company will file a Registration Statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of the Company’s Common Stock to be registered pursuant to the Omnibus Plan as soon as reasonably practicable following shareholder approval and prior to the offering of any such shares.

A majority of the votes represented at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve this proposal.

The Board recommends that shareholders vote “FOR” the approval of the amendment to the Company’s Omnibus Plan

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of April 1, 2019:

Name	Age	Position
George R. Aylward	54	President, Chief Executive Officer and Director
Michael A. Angerthal	51	Executive Vice President, Chief Financial Officer and Treasurer
W. Patrick Bradley	47	Executive Vice President, Fund Services
Mark S. Flynn	64	Executive Vice President, General Counsel and Corporate Secretary
Barry M. Mandinach	62	Executive Vice President, Head of Distribution
Mardelle W. Peña	66	Executive Vice President, Human Resources
Francis G. Waltman	56	Executive Vice President, Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Other Current Members of the Board”.

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer and has held those positions since January 1, 2009 when the Company became an independent public company. He also serves as our principal accounting officer. Mr. Angerthal joined Phoenix Investment Partners, Inc., the predecessor to the Company, as Senior Vice President, Chief Financial Officer in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a publicly traded commercial real estate specialty finance company, from 2005 to 2008. Previously, he held several positions with GE Corporation, a diversified technology, media and financial services company, including Manager, Financial Planning & Analysis of GE Real Estate from 2002 to 2005; Staff Analyst, Investor Relations of GE Capital Corp. from 1999 to 2002; and Director, Finance of NBC from 1996 to 1999. Prior to GE, he was a Manager of Business Assurance in the audit practice of Coopers & Lybrand in New York. Mr. Angerthal is a Certified Public Accountant and earned an MBA from Columbia Business School and holds an undergraduate degree in accounting from Pace University in New York.

Mr. Bradley is Executive Vice President, Fund Services. He has served as the Chief Financial Officer and Treasurer of the Virtus Mutual Funds since 2006 and manages all operational and financial matters for the fund family. He is also Chief Financial Officer and Treasurer of numerous trusts and mutual funds sponsored by the Company and chairs the Valuation and Disclosure Committees of each of such funds. He has served as a Director of Virtus Global Funds, plc since 2013. Prior to joining the predecessor to the Company in 2004, Mr. Bradley was an assurance and advisory senior manager with Deloitte where he worked in both the United States and Australia. He consulted and serviced Fortune 500 companies and a top-tier private equity firm. He is a Certified Public Accountant and a member of the Investment Company Institute Accounting and Treasurer’s Committee.

Mr. Flynn has served as Executive Vice President, General Counsel, and Corporate Secretary since February 2011 and as Chief Compliance Officer from 2011 to 2013. Prior to joining the Company, Mr. Flynn served as Chief Legal Officer and Corporate Secretary for iBasis, Inc., an international wholesale telecom carrier, from 2007 until 2011. From 2001 to 2006 he served as Vice President, General Counsel and Secretary for Imagistics International Inc., which marketed, sold and serviced document imaging equipment. Earlier, Mr. Flynn was a partner in the Business Practice Group of Wiggin & Dana, LLP, where he focused on business transactions and general corporate representation. He has also served in senior legal counsel positions at public and private companies in the chemicals and health care industries, including as Senior Deputy General Counsel of Olin Corp., a diversified chemicals and materials company. Mr. Flynn holds a Juris Doctor from Fordham University School of Law and is a member of the American Bar Association, the Association of Corporate Counsel, the Society of Governance Professionals and the National Association of Corporate Directors.

Mr. Mandinach is Executive Vice President, Head of Distribution. Mr. Mandinach has more than 30 years of experience in the investment management industry, primarily in retail product sales, marketing, and sales leadership. Prior to joining the Company in 2014, he was at UBS Global Asset Management (U.S.), a global investment services firm, for 12 years, most recently as Head of Wholesale Distribution and Chief Marketing Officer, as well as a board member of the PACE Select Funds. From 1999 to 2001, Mr. Mandinach was the Chief Sales and Marketing Officer at Phoenix Investment Partners (PXP), the predecessor to Virtus. Prior to PXP, he was a partner and co-founder, with Martin Zweig and Eugene Glaser, of the Zweig Mutual Funds, which were acquired by PXP in 1999. He began his investment industry career in 1981 at Drexel Burnham Lambert, an investment banking firm, holding sales and product management roles over eight years.

Ms. Peña is Executive Vice President, Human Resources. Ms. Peña joined the Company in 2010 from The Hartford Financial Services Group, a financial services company, where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Waltman is Executive Vice President, Product Management, a position he has held since January 2009. He also serves as Executive Vice President for numerous trusts and mutual funds sponsored by the Company. Since 2013, Mr. Waltman has served as a director of Virtus Global Funds, plc. Mr. Waltman joined the predecessor to the Company in August 1990 and has held a number of senior positions including Senior Vice President of Product Management and Development from July 2008 to December 2008; Senior Vice President, Product Development and Management, from February 2006 to December 2007; Vice President, Product Development and Management, from January 2005 to February 2006; and Chief Administrative Officer from August 2003 to December 2004. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product, at Prudential Retirement, a business unit of Prudential Financial, Inc.

EXECUTIVE COMPENSATION

Letter to our Shareholders

Dear Fellow Shareholders:

The Virtus Compensation Committee (the “Committee”) is responsible for ensuring that the Company’s executive compensation program is aligned with the interests of our shareholders and our pay-for-performance philosophy. For the 2018 performance year, the Committee approved changes to both the annual and long-term incentive compensation plans and, further, made enhancements to the long-term incentive plan that will be effective for the 2019 performance year. We have also enhanced our disclosures to give shareholders more information and context with which to assess the program’s effectiveness.

Shareholder Engagement and Actions Taken

The Committee engages with shareholders throughout the year regarding executive compensation and other Company matters. Engagement with shareholders allows us to solicit input and respond to questions about Company matters including our executive compensation program. We carefully consider shareholder feedback, advice from our independent compensation consultant, and input from proxy advisory firms regarding compensation program design elements, the nature and type of metrics in our performance-based incentive plans, and the linkage of executive pay to company and individual performance when establishing our executive compensation plan each year.

At our 2018 annual meeting, the say-on-pay proposal did not receive the support of a majority of our shareholders. We take the results of this vote very seriously. As a result of shareholder feedback we received both in our normal engagement process and in following up on the 2018 vote, we made several changes, discussed in detail below, to our executive compensation program.

•	Implemented a separate funding pool for the executive officers’ annual incentive with a maximum funding level;

•	Established a specific target and maximum annual incentive level for our CEO;

•

Increased the emphasis on key financial and operational performance metrics by reducing the number of metrics considered in the 2018 annual incentive plan, thus focusing on metrics such as earnings per share, as adjusted, and operating margin, as adjusted, that align with shareholder value creation;

•	Capped the payout level of the total shareholder return (TSR) portion of the 2018 long-term incentive awards at target if three-year TSR is negative;

•

Revised the target levels for 2018 annual incentive relative performance metrics so that above-median performance was required to earn target level awards; continued no payouts if certain performance is not at least equal to a minimum, pre-established performance level;

•	Provided additional disclosure of the Company’s target levels for the key financial and operating metrics employed in the annual incentive plan;

•	Clarified the linkage between business objectives and specific performance results that led to the determination of the incentive awards made to our CEO and other named executive officers (NEOs);

•	Enhanced disclosure of the Committee’s evaluation of the results in determining 2018 incentive awards; and

•

Changed the design of the long-term incentive plan for 2019 to include only three-year relative performance metrics, and revised the performance target levels so that above-median performance will be required to earn target level awards.

Pay and Governance Policies and Practices

Our pay and governance policies and practices align with our compensation philosophy and objectives and shareholders’ interests by:

•	Linking annual and long-term incentives to company performance;

•	Balancing compensation among cash and equity, and fixed and variable pay;

•	Evaluating executive pay and company performance in comparison to relevant peer companies;

•	Requiring executives to comply with stock ownership guidelines;

•	Prohibiting hedging of company stock;

•	Incorporating double-triggers in our executive severance plan and the legacy change-in-control agreement for the CEO; and

•	Allowing for the clawback of incentive compensation in certain situations.

Pay for Performance

To align executive compensation with the interests of our shareholders, we tie a significant portion of each executive’s pay to the Company’s financial and operational performance, achievement of long-term strategic priorities, and creation of shareholder value. In order to further enhance alignment with shareholders, and consistent with our compensation philosophy, we require that a substantial percentage of executive compensation opportunity be variable. In 2018, 91% of our CEO’s target pay was in the form of variable, or at-risk, pay.

Annual incentive awards for our CEO and NEOs are determined by an evaluation of the Company’s performance against pre-established financial, operational, and strategic objectives, subject to a maximum funding level established at the beginning of the year, which for 2018 was 7% of operating income, as adjusted, prior to incentive compensation. For 2018, the Committee assessed overall annual results to be at target level, and approved a pool funding level at target, or 50% of the maximum amount available for distribution to the executive officers. Highlights of the Company’s performance included the following:

•	Earnings per share (EPS), as adjusted[1], increased by 56% to $12.11; diluted EPS, the comparable GAAP metric, increased by 124% to $8.86;

•	Net income, as adjusted, increased by 63% to $103.3 million; net income, the comparable GAAP metric, increased by 134% to $67.2 million;

•	Operating margin, as adjusted, increased to 34.4% from 30.9% in 2017; the comparable GAAP margin increased to 20.5% from 13.6%;

•	Gross mutual fund sales rate was at the 31st percentile versus the peer group[2], an improvement from the 2017 sales rate, which was at the 52nd percentile;

•	Investment performance increased to 68% of assets under management in the top half of the peer group, from 59% in 2017; and

•	Total net flows were ($3.7) billion compared with ($0.2) billion in 2017.

[1]	The referenced non-GAAP measures are reconciled to GAAP reported amounts in Appendix A to this Proxy Statement
[2]	Largest 40 asset managers as measured on December 31, 2017 that report gross sales to an industry leading asset management business intelligence platform

For the long-term incentive plan, 50% of awards are granted in Performance Share Units (PSUs) that are determined based on two equally weighted performance metrics. For 2018, the metrics were three-year relative TSR and one-year relative growth in operating income. Our one-year TSR was 7th among our 16 traditional asset management peers3 in a year in which the traditional asset management industry faced significant challenges and the peer group had a median one-year TSR of (36%). Operating income, as adjusted, increased by 45% to $160.1 million. The one-year metric of relative growth in operating income, as adjusted, will be replaced in the 2019 long term incentive plan with a three-year metric of relative net flow of long-term assets under management.

The 2018 fiscal year brought positive developments as the Company continued to deliver strong investment performance for our clients; generated strong financial and operating results, including increases in assets under management, earnings per share, operating income, and the related margin; and realized the financial and operational benefits of the recent acquisitions. However, despite three strong quarters of sales and net flows, the company’s overall performance against key financial and operational metrics, as well as the stock price and market valuation, was impacted by significant market volatility and economic uncertainty in the fourth quarter.

The Committee also evaluated the Company’s accomplishments against the qualitative factors set for the strategic priorities of product quality, distribution growth, operating optimization, talent engagement, and financial management, and assessed the overall results to be at target.

The Committee evaluated these 2018 performance results, on both an absolute and relative basis, consistent with its philosophy that executive compensation should reflect the Company’s performance in determining incentive awards for our executives. In addition, the Committee considered the low levels of support for our say-on-pay proposals for the last two years, as well as low TSR for the past year and across a five-year time horizon.

********************

Management, the Committee and the Board are focused on responding to shareholder concerns and dedicated to improving shareholder returns over the long term. In response to shareholder input, we took meaningful action in 2018 to improve our executive compensation program and enhance our disclosures. On behalf of management and the Board, the Committee asks you to consider the amendments we have made to our 2018 program – and the incentive plan changes that have already been approved for 2019 – as you assess our pay-for-performance decisions. We appreciate your support.

Respectfully,

COMPENSATION COMMITTEE

Melody L. Jones (Chair)

James R. Baio

Mark C. Treanor

[3]	See list of Financial Peers, Appendix B

Compensation Discussion and Analysis

Named Executive Officers

We rely on a highly qualified and experienced management team that is focused on achieving profitable and sustainable financial results, delivering strong investment performance, and expanding our offerings of attractive products to create long-term value for shareholders. This Compensation Discussion and Analysis explains the compensation program for our named executive officers (NEOs) for 2018:

Named Executive Officer	Position
George R. Aylward	President, Chief Executive Officer and Director
Michael A. Angerthal	Executive Vice President, Chief Financial Officer and Treasurer
Barry M. Mandinach	Executive Vice President, Head of Distribution
Francis G. Waltman	Executive Vice President, Product Management
W. Patrick Bradley	Executive Vice President, Fund Services

2018 Business and Performance Highlights

The Company performed well with respect to our key financial and operating metrics, including:

Financial and Operating Results

Revenue ($M)	Operating Margin	Earnings Per Share

Assets Under Management ($B)	Asset Net Flows ($B)

Compensation Philosophy, Objectives and Principles

Our executive compensation program is structured to promote our objectives consistent with our compensation philosophy.

Compensation Philosophy and Objectives
• Attract and retain critical executive leadership
• Link compensation to company, functional and individual achievements
• Align executive compensation with the interests of shareholders

Our executive compensation philosophy is based on established principles that support our business strategy.

Compensation Principles
• Performance is the primary driver of compensation decisions
• A substantial percentage of compensation opportunity is at risk for the executives who bear higher levels of responsibility for performance

•  A weighting toward performance-based, variable “at risk” compensation will lead to higher incentive compensation if superior performance is achieved, and lower or no incentive compensation if superior performance is not achieved

• Compensation levels reflect an executive’s role in achieving our strategic priorities and business objectives
• Compensation opportunity may change when factors such as job responsibilities, the Company’s relative positioning to competitors, etc. are considered
• Appropriate risk management is integrated into the compensation program design to deter imprudent risk-taking that could have a material adverse effect on the Company

Compensation Policies and Practices

The Compensation Committee has adopted the following pay and governance policies and practices that align with our compensation philosophy and objectives and shareholders’ interests:

What We Do
✓ Link annual and long-term incentives to performance
✓ Balance compensation among cash and equity and fixed and variable pay
✓ Evaluate compensation and performance compared to relevant peer companies
✓ Require executives to meet minimum stock ownership levels
✓ Engage shareholders for input on a continuous basis
✓ Maintain a compensation clawback policy
✓ Impose a cap on executive officer annual and long-term incentives
✓ Prohibit hedging of holdings in Company stock
✓ Conduct an annual advisory vote of shareholders on executive compensation
✓ Engage an independent consultant to assist in evaluating annual compensation program design and pay decisions for our executive officers and to advise the Compensation Committee
✓ Provide for a substantial portion of our executives’ pay to be at-risk
What We Don’t Do
× No single-trigger change-in-control provisions
× No employment agreements for our NEOs
× No aspect of compensation policies or practices encourages excessive, adverse risk-taking by executives
× No repricing of “underwater” stock options without shareholder approval

“Say on Pay” and Shareholder Engagement

Our year-round shareholder engagement complements ongoing investor relations activities that include investor conferences and one-on-one meetings in addition to dialogues concerning quarterly earnings. Conversations with shareholders cover their views on corporate governance, including executive compensation matters such as pay-for-performance alignment, peer group methodology, and the use of financial and operational metrics in determining compensation awards, among other topics.

YEAR-ROUND SHAREHOLDER ENGAGEMENT Q1 Q2 " Management and directors conduct meetings " Management and directors conduct additional with large investors and proxy advisory services shareholder outreach to identify governance and compensation " after annual meeting, management analyzes priorities voting results and presents findings to Board " Resulting adjustments are reflected in and appropriate committees compensation design and proxy disclosures Q4 Q3 " Management conducts ongoing shareholder " Management conducts ongoing shareholder outreach " Committees evaluate and determine responses " Additional shareholder input is reviewed for potential issues and concerns and enhancements to policies and practices, as appropriate outreach

Through this year-round engagement as well as our annual advisory vote on executive compensation or “say on pay,” our shareholders also provide input to the Company on our executive compensation program. At our 2018 Annual Meeting of Shareholders, approximately 46% of the votes cast approved an advisory vote on the compensation of our NEOs, which was a significant decline from prior years. Based on this result, the Company reevaluated its programs and sought additional feedback from shareholders to understand their views about our executive compensation program.

Our outreach to shareholders during 2018 included telephonic or in-person meetings with institutional investors representing approximately 81% of common shares outstanding4 to discuss executive compensations and other governance topics. In addition, following the 2018 annual meeting through the filing of this proxy, additional shareholder outreach has included:

•

We have contacted institutional investors representing 89% of common shares outstanding[5] to offer further discussions with the Company. Ms. Jones, chair of the Committee, Mr. Angerthal, chief financial officer, and Ms. Peña, executive vice president, human resources, held telephonic meetings with six investors, representing 18% of shares outstanding, who accepted our invitation.

•	Investors representing 41% of shares asked for conversations following the filing of this proxy and investors representing the remaining shares declined our offer or did not respond.

[4]	As of December 31, 2017
[5]	As of December 31, 2018

•	We are committed to continuing this shareholder outreach following the filing of this proxy.

•	Additionally, Ms. Jones and Ms. Peña held detailed discussions with representatives of the proxy advisory firms Institutional Shareholder Services, Inc. and Glass, Lewis & Co.

•	The Company also engaged Exequity, a compensation consulting firm, to further evaluate and support our shareholder engagement activities.

The key themes that we heard in our conversations with shareholders, as well as input from the Committee’s compensation consultant and a review of industry practices, helped inform changes we made to our compensation program as noted in the following table:

What We Heard	What We Did
Establish clear performance objectives and corresponding metrics at the beginning of the performance cycle, and clearly disclose actual results

Established clear, specific objectives and corresponding targets early in 2018, and provided results for the current and prior year metrics, and expanded disclosure about the use of category weightings of financial and operational metrics as well as strategic priorities.

Performance metrics for annual incentive should be better aligned to shareholder value creation

Reduced the number of metrics for the 2018 annual incentive, thus increasing the emphasis on key financial and operational performance metrics. These metrics, including earnings per share, as adjusted, and operating margin, as adjusted, represent 80% of the annual incentive variables and better align with shareholder value creation.

Pay-out limits, or maximums, for annual incentives are not clearly defined

Established an executive officer annual incentive pool with a formulaic defined maximum (7% of operating income, as adjusted, excluding variable compensation) and established a maximum annual incentive opportunity for our CEO.

The use of discretion and how it affects pay outcomes should be clearly explained

Provided greater clarity of the factors considered in establishing incentive opportunity as well as the individual compensation decisions for each of the NEO’s annual compensation elements.

Clarified the link between business objectives and specific performance results that led to the determination of the incentive awards made to our CEO and other NEOs.

Target pay should include consideration of above-median performance	Revised performance measurements, beginning with the 2018 annual incentive and the 2019 long-term incentive so that above-median performance is required to earn target level awards.
Variable pay should be weighted more heavily toward the long-term component rather than short-term	Increased the weighting of the long-term component of target variable pay for our CEO in 2018 and further for 2019, and will consider additional changes in the future based on market practice.
Maximum TSR portion of long-term incentives should be capped if TSR is negative	Capped the payout level of the TSR portion of long-term incentive awards at target if absolute TSR is negative, beginning with the 2018 long term incentive.
Shareholder feedback and the Company’s response should be disclosed in more detail	Enhanced our proxy disclosure to provide greater transparency for pay decisions and changes made.
Long-term incentives should be based on metrics that measure performance over periods of more than one year	Discontinued the use of the one-year performance measure beginning with the 2019 long-term incentive award plan and replaced it with a three-year measure.
Special grants should not be awarded for initiatives that should be considered intrinsic to an executive’s role	Made no special grants in 2018 as acquisition and integration activities during 2018 were considered part of the executives’ key responsibilities.

Peer Group Benchmarking

As the Company must compete with other asset management companies for talent and must attract and retain critical executive talent with industry-specific skills and experience, the Committee believes that comparative data is useful and appropriate in establishing competitive compensation levels for executives.

Management obtains and uses third-party survey data from McLagan, a leading performance/reward consulting and benchmarking firm in the asset management industry. Our executive positions are compared against survey data based on positions with similar responsibilities and scope at firms with which we compete in our industry. In addition, compensation is reviewed against peer companies selected from traditional publicly traded asset managers that the Company competes with for talent and that are similar to the Company based on the following characteristics:

•	Business model

•	Diversity of investment strategies and products

•	Distribution channels
•	Management roles

•	Ownership structure

•	Assets under management

The Committee annually reviews the companies that comprise the executive compensation peer group for significant changes in the characteristics listed above. For 2018, the Committee added Federated Investors and Victory Capital Holdings to the executive compensation peer group. The Committee uses this information as a market check and as only one of the factors for evaluating compensation levels. The peer group consists solely of asset managers because compensation programs within this industry are distinct from pay programs in the broader financial services sector, and asset managers are typically competing specifically with other asset managers for executive talent.

For 2018, the Committee selected the following companies as the executive compensation peer group:

Company	AUM (12/31/18) ($B)	Revenue FY 2018 ($M)	Market Cap (1) (12/31/18) ($M)
Federated Investors	$460	$1,136	$2,566
Eaton Vance (2)	439	1,702	4,258
Janus Henderson Investors	329	2,306	4,059
BrightSphere Investment Group	206	928	1,138
Artisan Partners Asset Management (3)	96	829	1,656
Virtus Investment Partners (4)	92	558	667
Waddell & Reed Financial	66	1,160	1,439
Cohen & Steers	55	381	1,631
Wisdom Tree Investments	54	274	1,014
Victory Capital Holdings	53	413	734
GAMCO Investors (5)	34	341	485
Pzena Investment Management	33	154	597
Manning & Napier (3,5)	20	161	107
Median	$66	$558	$1,138

(1)	Reflects market cap as calculated using most recently reported common shares outstanding

(2)	FYE 10/31/18

(3)	Market cap calculation adjusted for private shares outstanding

(4)

Market cap assumes conversion of preferred shares to common shares at the 20-day volume-weighted average common stock price as of period end, subject to a conversion price range of $110 to $132 per share

(5)	Excluded from the CEO pay level analysis due to founder status of CEO

Compensation-Setting Process

The Role of the Compensation Committee

The Committee is responsible for reviewing and establishing executive officer compensation, including base salary and annual and long-term incentive compensation opportunities. The Committee recommends incentive compensation awards for our CEO for approval by the independent members of the Board and, with the assistance of our CEO, reviews and approves the incentive compensation awards for the other NEOs.

Compensation Determination Process

The Committee uses a rigorous process throughout the year to: set the overall incentive opportunity for the NEOs, establish appropriate objectives and corresponding targets, evaluate Company and individual results, and ultimately determine individual awards. The Committee takes the following steps:

•	Setting incentive opportunities by reviewing market positioning in relation to executives’ roles and responsibilities;

•	Linking the metrics used in funding incentive awards to the Company’s annual strategic and business planning process;

•	Establishing financial, operational, and strategic goals and corresponding targets for the performance cycle;

•

Conducting quarterly and year-end assessments of the Company’s financial, operational and strategic results against pre-established business objectives and absolute and relative performance metrics that are linked to the annual incentive plan, and review current trends for the three-year relative measures in the long-term plan;

•	Evaluating each executive’s results against their specific business objectives and overall leadership competencies; and

•	Reviewing the market position of each NEO’s final total compensation to validate placement within the market range.

In determining final individual awards, the Committee reviews the Board’s evaluation of the CEO’s performance and his evaluations of the other NEOs.

The Committee believes that evaluating Company and executive performance using this multi-faceted performance assessment process results in strong alignment between pay and performance outcomes. The following graphic shows the Compensation Committee’s decision-making process and timeline.

COMPENSATION COMMITTEE DECISION MAKING PROCESS AND TIMELINE Timing Actions Evaluate last year's performance including absolute and relative results; determine executive officer Q1 final pool funding Review Board assessment of CEO performance Review CEO performance evaluations for other NEOs Finalize annual awards, giving consideration to the performance results and market positioning Approve strategic priorities and business objectives for current year (Board level process) Establish and approve CEO financial, operational and strategic objectives for current year (Board level process) Review NEO goals and objectives for current year as set by CEO Review additional feedback from shareholder engagement calls and proxy advisors and consider related changes to incentive plans Approve AI and LTI plan designs and metrics for current year; set maximum pool funding for current year Q2 Review Quarterly and YTD performance results and estimates of pool funding level Review the "Say on Pay" vote result and additional shareholder feedback; consider changes to incentive plans or enhancements to disclosures for current year Work with compensation consultant to review and finalize changes to comp peer group Q3 Review Quarterly and YTD performance results and estimates of pool funding level Review third party compensation survey data Review analysis of the market pricing data relative to peer group Q4 Review Quarterly and YTD performance results and estimates of pool funding level Consideration of shareholder feedback in relationship to design elements and metrics for the upcoming year's annual and long-term incentive plan Review compensation consultant's CEO market analysis and McLagan market data for all other NEOS Monitor and Evaluate Performance Set Goals and Objectives Compensation Process

The Role of Management

Management plays a meaningful role in the compensation-setting process. Our CEO and Executive Vice President, Human Resources attend Committee meetings and assist the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third-party survey and proxy information;

•	Recommending performance metrics and objectives for our annual and long-term compensation plans; and

•	Making recommendations on compensation levels for executives other than the CEO.

Our CEO evaluates each executive’s departmental results against pre-established objectives, individual accomplishments and contributions, and leadership competencies, and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Committee’s deliberations, or make a recommendation, regarding his own compensation.

The Use of Compensation Consultant

The Committee has engaged Mercer, a leading human resources consulting firm, as its independent compensation consultant. Mercer participates in the Committee’s meetings and provides counsel and objective analysis on the Company’s executive compensation program and practices, and additional competitive data for the Committee’s consideration. In addition, Mercer assists in assessing the risk of the Company’s compensation program and provides ongoing reviews as new compensation plans are developed and existing plans are modified. Mercer provided substantial assistance to the Committee in the revisions to our 2018 and 2019 plans. Mercer believes that the Company’s incentive plans have an appropriate balance between performance incentives and risk mitigation.

Mercer assisted with the preparation of this Compensation Discussion and Analysis. Mercer has implemented policies and procedures so that it and the Committee are confident that the advice the Committee receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company, if any.

Compensation Elements

Our executive compensation program consists of base salary, annual incentives, and long-term incentives, with a pay mix focused on variable pay. The following summarizes the purpose and features of each pay element.

Element	Purpose
Base Salary

Provides competitive fixed compensation and is determined by each NEO’s scope of responsibilities and position, performance history, internal pay parity, and relationship to comparable positions as measured by market surveys.

Annual Incentive	Provides cash compensation to promote and reward the achievement of annual financial, operational, and strategic objectives.
Long-Term Incentive

Provides equity compensation that aligns the interests of executives with those of our shareholders by promoting and rewarding the achievement of the Company’s long-term performance objectives, while attracting, motivating and retaining high-caliber leadership.

Pay Mix

We believe the majority of executive compensation should be at-risk and come from performance-based pay. The proportion of at-risk compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities compared to market data. The Committee set the target for the CEO’s short-term/long-term incentive variable pay mix for 2018 at 59%/41%.

The chart below reflects the target pay mix for our CEO for 2018 compensation consisting of base salary, annual incentives, and long-term incentives. The chart shows that 91% of the CEO’s target pay is at-risk.

2018 CEO Target Pay Mix

2018 CEO Target Pay Mix Base Salary: 9% Annual Incentive: 53% Long-term Incentive: 38% Total Variable Pay (Annual and Long-Term Incentive): 91%

Base Salary

Base salaries for our executives are reviewed annually, taking into consideration competitive market levels, mix of pay, and the performance of each executive. With regard to our CEO, the Committee, in consultation with Mercer and the Board, determined no salary adjustment would be made for 2018. Adjustments, if any, for the other NEOs are recommended by the CEO and approved by the Committee; there were no salary adjustments in 2018.

Annual Incentive Compensation

Annual Incentive Plan Design

Annual incentive awards for our executive officers are funded from an executive officer incentive pool that has a formulaic maximum funding set at 7% of operating income, as adjusted, before any variable incentive compensation. The actual funding is based on the Committee’s rigorous assessment of absolute and relative performance measures, linked to our business strategy, organized into categories with collective weightings that include three specific financial objectives (50%); three operational objectives (30%); and five categories of strategic objectives (20%). As is typical in the asset management industry, the Committee does not assign specific weightings to individual objectives in each category.

At the beginning of the fiscal year, based on its evaluations and feedback from shareholder discussions, the Committee considers the performance metrics and strategic priorities that will be used in connection with compensation decisions. The Committee evaluates the following: whether the metrics are adequately linked to the Company’s annual strategic, business and financial plans; whether the metrics will drive appropriate behaviors; and whether any other measures would be appropriate to add.

At year end, the Committee evaluates performance against these financial, operational and strategic objectives and their corresponding quantitative or qualitative targets established at the beginning of the year to determine final pool funding, the award amount for the CEO, and as a factor in determining NEO awards. The Committee considers the relative weightings of each category in assessing the overall results, but does not apply formulaic weighting to the individual factors within each category. The Committee believes this approach facilitates a more holistic assessment of performance, and is the most effective approach to measuring the CEO’s leadership and the other NEOs’ performance within the context of a dynamic investment industry. This flexibility is particularly important for asset managers as external factors outside of the control of management, such as interest rate changes and stock market volatility, can have a dramatic impact on industry performance outcomes.

Annual Incentive Performance Metrics and Results

The Company continued to execute on the long-term business plan and during 2018 delivered strong financial and operational results compared with the prior year, including a 48 percent increase in total sales that included a 52 percent increase in open-end mutual fund sales; a 63 percent increase in net income, as adjusted; and a 56 percent increase in earnings per share – diluted, as adjusted. Positive sales and net flow trends through the third quarter were affected by the volatile market environment in the fourth quarter, which influenced full-year results.

The performance results for the 2018 financial and operational metrics, and the related targets and prior-year results, as well as the Company’s strategic objectives and key accomplishments, are as follows:

2018 Annual Incentive Performance Metrics and Results
Metric ($ millions, except per share)	2017 Actual	2018 Target	2018 Actual	Change from 2018 Target to 2018 Actual

Financial objectives (50%)

Net income, as adjusted	$63.4	$105.9	$103.3	($2.6)	(2.5%)

EPS, as adjusted	$7.78	$12.61	$12.11	($0.50)	(4.0%)

Operating margin, as adjusted	30.9%	35.0%	34.4%	(60) bps	(1.7%)

Operational objectives (30%)

Gross mutual fund sales rate versus peers(1)	52nd %ile	45th %ile	31st %ile	1400 bps

Relative investment performance(2)	59th %ile	55th %ile	68th %ile	1300 bps

Total net flow rate(3)	(0.5%)	1.0%	(4.2%)	(520) bps

Strategic objectives (20%)

Category and Strategic Priority	Focus Areas	Key Accomplishments

Product Quality Maintain a set of attractive investment strategies to meet current and future demand	• Enhance and rationalize mutual funds • Increase fund competitiveness • Expand product offerings

•  Launched funds with new capabilities; liquidated subscale funds to streamline offerings

•  Implemented fee reductions and reduced management fee breakpoints

•  Invested in Sustainable Growth Advisers (SGA), further diversifying strategies and expanding institutional and international client base

Distribution Growth Increase market share in existing channels and capitalize on opportunities in new channels	• Expand retail channels • Evolve institutional distribution • Enhance non-US distribution • Expand subadvisory channel

•  Added fund and separate account strategies to distribution platforms

•  Revised institutional distribution approach

•  Engaged third-party to supplement offshore distribution

•  Expanded subadvisory mandates for affiliates

Category and Strategic Priority	Focus Areas	Key Accomplishments

Operating Optimization Provide shared business support services that maximize the effectiveness and leveragability of the business	• Institute system enhancements • Integrate operational support services • Execute SGA integration

•  Implemented single financial platform that provides consolidated general ledgers and expense reporting

•  Integrated additional affiliates to shared trading and operations platforms to increase efficiencies and reduce expenses

•  Transitioned SGA’s finance and other services to Company and added distribution support for retail separate accounts

Talent Engagement Attract and retain the talent necessary to effectively execute business objectives	• Evolve performance management process to provide more timely and actionable feedback

•  Enhanced talent review and performance review process to more broadly assess performance and potential of talent and prioritize development resources

•  Standardized benefits offerings among all affiliates to ensure equitable access and treatment

•  Commenced conversion to a HR systems platform that will integrate with new Finance platform and will increase analytical capabilities

Financial Management Manage resources for profitability, growth, risk mitigation and creation of long-term shareholder value	• Implement effective capital management strategies • Finalize investment in SGA

•  Returned $56.4 million to shareholders, or 55% of net income, as adjusted, which included a 22% increase in the quarterly common dividend

•  Managed the CLO and seed capital portfolios to efficiently redeploy capital into new growth strategies

•  Refinanced term loan to finance investment in SGA, resulting in lower annual interest expense

(1)	Mutual fund sales divided by beginning-of-period long term AUM, as compared with financial peer group; 25th percentile is top quartile

(2)	As measured by percentage of long-term assets under management beating peer group; 75th percentile is top quartile

(3)	Annualized net flows divided by beginning-of-period long-term AUM

The Committee also considered the following relative performance metrics comparing the Company results to those of its 16 publicly traded financial peers in order to provide additional industry context to the overall performance assessment:

•	Net flow rate for long-term assets was (4.2%), which was comparable to the peer median;

•	Net income, as adjusted, grew by 63%, which was the 2nd highest among the peer companies; and

•	One-year TSR for 2018 was (29.8%), which was in the top half as the 7th best among the peer companies.

In making its final determination, the Committee evaluated the following:

•	Results for the financial objectives, while slightly below target, were significantly above the prior year’s results;

•	While the result for the operational objective of total net flow rate was below target of 1%, the result was at the median of the peer group;

•	Investment performance was significantly higher than both prior year results and target;

•

Results for the metrics of gross mutual fund sales and net flows were trending above median performance for the first three quarters of the year but were affected by the market dislocations in the fourth quarter that led to elevated redemptions; and

•	Overall qualitative results for strategic priorities, on balance, modestly exceeded expectations.

For 2018, based on its assessment of performance against the above financial, operational, and strategic objectives, as well as the additional relative performance metrics, the Committee determined that the Company’s overall performance was at target and that the annual executive officer incentive pool should be funded at target, or 50% of the maximum pool funding of 7% of operating income, as adjusted, before any variable incentive compensation. Based on its further evaluation of the CEO’s performance and the CEO’s assessment of the individual NEOs’ performance, the Committee exercised negative discretion and decided to fund the final annual incentive awards at 43% of the maximum funding level.

CEO Award Determination

George R. Aylward

President, Chief Executive Officer and Director

For our CEO, the Committee established the target annual incentive opportunity to position his target total compensation (base salary, annual incentives, and long-term incentives) competitively relative to amounts paid to peer group CEOs. For the 2018 performance year, the annual incentive target was $3.2 million, with a threshold of zero and a maximum of 200% of target.

The performance objectives of our CEO are directly aligned with the factors that are considered in determining the annual incentive pool funding, as reviewed in the table, 2018 Annual Incentive Performance Metrics and Results above.

Financial Objectives (50%)

Specific accomplishments included:

•	Diluted EPS, as adjusted, of $12.11 increased significantly from the prior year and was just below plan;

•	Net income, as adjusted, of $103.3 million increased significantly from the prior year and was slightly below plan; and

•	Operating margin, as adjusted, of 34.4%, while somewhat below plan, increased meaningfully from the prior year, contrary to industry trends.

Operational Objectives (30%)

Specific accomplishments include:

•

Gross mutual funds sales increased by 52% compared with the prior year, which resulted in a gross fund sales rate in the 31st percentile among peers for the year, compared with the 52nd percentile in the prior year;

•	Relative investment performance (AUM in top 50% among peers for the three-year period) was at the 68th percentile, an improvement over the prior year and above target; and

•	Total net flows of ($3.7) billion were below the prior year, primarily driven by elevated redemptions in the fourth quarter, resulting in a net flow rate of (4.2%).

Strategic Objectives (20%)

Under Mr. Aylward’s leadership, the Company delivered on the strategic priorities as set forth in the chart above. Specific accomplishments included:

•	Product Quality – Maintained very strong investment performance across products and asset classes and continued to rationalize mutual fund product offerings.

•

Distribution Growth – In addition to significantly higher mutual fund sales, achieved success in the subadvisory channel, expanded reach and focus of UCITS strategies in the offshore market, and increased the number of institutional mandates funded during the year.

•	Operating Optimization – Implemented system enhancements, enhanced technology infrastructure, and continued transition of shared services to effectively leverage the increasing scope of the business.

•

Talent Engagement – Piloted enhanced performance review and development feedback process in order to prioritize use of development resources, and conducted a review in order to identify next-generation talent potential and mitigate key-person risk.

•

Financial Management – Meaningfully reduced cost of debt financing; provided an increased amount of return of capital, including our first dividend increase; managed seed and investment capital to balance business objectives.

The Committee determined that quantitative results for financial and operational objectives fell just below expectations while overall qualitative results for strategic priorities modestly exceeded expectations (e.g., enhancing overall product quality through new strategy introductions and appropriate product rationalization, optimizing operations through system enhancements, and the completion of the SGA integration). Based on the results against these 2018 financial, operational, and strategic goals, the Committee assessed the CEO’s performance to be at target.

Given the above assessment, the Committee determined that the CEO’s performance would indicate an annual incentive payout at the target of $3.2 million. However, in view of the low TSR for both the last fiscal year and across the last five years, as well as low levels of support for the Company’s say-on-pay proposals in the past two years, the Committee recommended that the CEO’s annual incentive payout for 2018 be reduced to half of target, or $1.6 million. The independent members of the Board accepted the Committee’s recommendation, while commending Mr. Aylward for his leadership and strong contributions to the Company’s success and commitment over the long term.

The following table sets forth the CEO’s 2018 annual incentive award opportunity at threshold, target, and maximum levels and his actual annual incentive award for 2018.

CEO Annual Incentive Award Opportunity and Actual Award

	Threshold	Target (100% payout)	Maximum	Actual

2018	$0	$3,200,000	$6,400,000	$1,600,000

2017	N/A*	N/A*	N/A*	$4,000,000

*	Threshold, target, and maximum awards were set beginning in 2018

NEO Award Determination

The CEO conducts an assessment of each NEO relative to individual and functional area contributions to the Company’s overall results for the year, market placement and prior-year incentive. The CEO provided the Committee with an award recommendation based on a consideration of the following factors:

•	Company financial, operational and strategic objective results used to determine the executive officer incentive award pool funding and CEO annual incentive award, as noted above (50%);

•	Unit/department outcomes (25%); and

•	Personal/individual outcomes (25%).

Michael A. Angerthal

Executive Vice President, Chief Financial Officer and Treasurer

As Chief Financial Officer, Mr. Angerthal provides critical leadership in all areas of financial management for the Company, including treasury, accounting, tax, audit, financial planning, investor relations, financial controls, capital management, and certain corporate development activities. Significant results achieved by Mr. Angerthal in 2018 were:

•

The company increased total capital returned to shareholders by 71% to $56.4 million from $32.9 million in the prior year, including a 22% increase in the quarterly common dividend and an increase in share repurchases to $27.5 million from $7.5 million in 2017. Total capital returned to shareholders represented 55% of 2018 net income, as adjusted, compared with 52% of 2017 net income, as adjusted.

•

In conjunction with the SGA transaction, Mr. Angerthal was instrumental in renegotiating the Company’s debt financing, which meaningfully reduced the overall cost of financing and removed financial maintenance covenants to increase financial flexibility.

•

Mr. Angerthal provided executive oversight and guidance on the implementation of a single integrated financial management platform that supports centralized financial reporting and analysis and includes workflow efficiencies and automation in key finance business processes including banking, accounts payable and account certifications.

•

Under Mr. Angerthal’s guidance, the seed capital program recycled 13 investments to redeploy into other strategies and sold investments in sponsored CLOs upon the change in U.S. risk retention rules, facilitating investments in 12 new strategies.

•	Mr. Angerthal managed the request for proposal and due diligence process that led to the selection of a new independent auditor for the Company.

Barry M. Mandinach

Executive Vice President, Head of Distribution

In his role as Head of Distribution, Mr. Mandinach has overall responsibility for the Company’s sales and marketing activities. Significant results achieved in 2018 were:

•	Total sales increased by 48% to $22.8 billion from $15.4 billion in the prior year, with increases in these product categories:

•	52% increase in mutual fund sales to $14.8 billion from $9.8 billion in the prior year;

•	146% increase in institutional sales to $4.1 billion from $1.7 billion; the increase in institutional sales included the addition of SGA for the third and fourth quarters of the year; and

•	12% increase in retail separate account sales to $3.1 billion from $2.7 billion.

•	The Company achieved success in the targeted subadvisory channel with meaningful mandates for two affiliates.

•	The Company engaged with a third-party distributor to expand the reach and focus of UCITS in the offshore market.

Francis G. Waltman

Executive Vice President, Product Management

As head of Product Management, Mr. Waltman is responsible for oversight of investment strategies and products, including new product development, the ongoing monitoring and competitive assessment of existing products, and interacting with affiliated managers to ensure an environment that supports the continued delivery of strong investment performance. He is also responsible for oversight of the Company’s investment operations and information technology support areas. Significant results achieved in 2018 were:

•	Maintained notably high investment performance across strategies, including:

•	80% of rated mutual fund assets under management in products with 5- or 4- star Morningstar ratings and more than 94% in 3-, 4-, or 5-star funds[6];

•

72% of institutional strategies beating their benchmarks on a one-year basis and 76% on a three-year basis; also, 54% of institutional AUM were in the top 1/3 among peer groups on a five-year basis; and

•

81% of retail separate account assets were better than their benchmarks on a one-year basis, and 79% on a three-year basis; also 65% of retail separate account AUM were in the top third of their peer groups, on a five-year basis.

•

Continued to review and rationalize the Company’s investment capabilities, including the introduction of two new mutual funds, five new retail separate account strategies, and one new ETF; the liquidation and merger of certain subscale funds; and the introduction of fund share classes to enhance institutional and retirement offerings.

•

In his role as head of the Company’s investment operations and information technology areas, Mr. Waltman provided executive leadership to the implementation of operational shared services that support affiliates, the implementation of a new general ledger accounting system, and the design and implementation of new information technology infrastructure to support the relocation of the Company’s headquarters offices.

[6]	See Appendix C for additional information regarding mutual fund investment performance ratings

W. Patrick Bradley

Executive Vice President, Fund Services

As head of Fund Services, Mr. Bradley is responsible for oversight of services supporting the Company’s open-end and certain closed-end funds, including fund administration, fund shareholders services, and managing key fund services providers. Significant results achieved in 2018 were:

•	Mr. Bradley was instrumental in negotiating expanded banking relationships that added banks to provide lines of credit for certain of the Company’s mutual funds.

•

The Fund Services team completed the conversion to a new accounting platform for the Company’s mutual funds, enhancing data harvesting and analysis and allowing for enhanced trade reporting, processing of daily activity, and improved interfaces and reporting to fund subadvisers.

•

Under Mr. Bradley’s guidance, a working group was created to enhance consumer fraud detection and mitigation procedures and to develop fraud awareness and prevention training for customer services staff.

The annual incentive awards for the NEOs listed in the table below were recommended by the CEO and approved by the Committee. The table also summarizes the annual incentive awards for each NEO, other than the CEO, for the prior year.

Annual Incentive Awards for 2017-2018
Named Executive Officer	2017	2018

Michael A. Angerthal	$1,980,000	$2,100,000

Barry M. Mandinach	$1,520,000	$1,550,000

Francis G. Waltman	$1,200,000	$1,240,000

W. Patrick Bradley	$615,000	$620,000

In making its determination of individual annual incentive awards, the Committee concluded that the award decisions for our executive officers were appropriate relative to compensation paid by peers and were reflective of each individual’s performance against stated objectives.

Long-Term Incentive Compensation

Each NEO’s long-term equity award is determined based on the individual’s responsibilities, market-level competitive positioning for similar roles, and consideration of internal alignment. The performance metrics related to the long-term compensation awards and vesting periods encourage a focus on sustained, long-term results. The Committee considered the following characteristics of each type of long-term incentive award:

•

Restricted Stock Units (RSUs) – Value increases or decreases with ordinary share performance, and provides a strong retention incentive. The time-vested nature of the RSUs ensures continued alignment between the NEOs and the Company’s long-term financial results and supports retention.

•

Performance Share Units (PSUs) – Provide value based on the achievement of results against the Company’s key performance metrics, relative to peers, rewarding achievement of longer-term financial goals while putting the reward at risk if threshold results are not achieved.

2018 Long-Term Incentive Plan

In the first quarter of 2018, the Committee approved the 2018 long-term incentive plan (LTIP), which provided for 50% of the awards to be granted in PSUs and 50% in time-vested RSUs. In setting individual targets for each of our executive officers for the long-term incentive plan, the Committee made no changes from the prior year.

The PSU awards are determined based on two equally weighted relative performance metrics. Participants are eligible to earn ratably between 0% and 200% of target.

Metric	Measurement Period	Payout Opportunity

Total Shareholder Return (TSR) ranking	Measured over a three-year performance period	0 to 200%(1)

Relative growth in operating income, as adjusted(2)	Measured over a one-year performance period	0 to 200%

(1)	Regardless of peer ranking, if the TSR is negative, the maximum award allowed is capped at target
(2)	This has been replaced by a three-year metric of relative net flow rate on long-term assets under management for the 2019 LTIP

The Committee believes that the use of relative performance metrics for long-term incentive awards provides a degree of rigor that may be otherwise lacking when evaluating absolute results against internally established performance metrics. The Committee also believes that determination of incentive awards based on two performance metrics diversifies the risk associated with any single indicator of performance.

The metrics included for 2018 long-term incentives were:

•

Total Shareholder Return ranking – Ensures NEOs are aligned with the interests of shareholders and rewarded for the achievement of the company’s longer-term business objectives and strategic priorities.

•	Relative growth in operating income, as adjusted – Is a key indicator of the profitability and growth of the Company. This metric was revised for the 2019 LTIP, as noted above.

As a result of shareholder feedback received, and in consultation with our independent compensation consultant, the Committee capped the payout award level associated with the TSR metric at target if TSR is negative, and made further modifications to the 2019 plan, as noted in Looking Forward, below.

Long-Term Awards and Performance

2018 Long-Term Awards

	PSU - Relative Growth in	PSU - Total Shareholder	RSU - Time	2018 Long-Term
	Operating Income (25%)	Return Ranking (25%)	Vested (50%)	Award Total

NEO	Grant Date Value ($)	Grant Date Value ($)	Grant Date Value ($)	Grant Date Value ($)

George R. Aylward	562,500	562,500	1,125,000	2,250,000

Michael A. Angerthal	100,000	100,000	200,000	400,000

Barry M. Mandinach	100,000	100,000	200,000	400,000

Francis G. Waltman	100,000	100,000	200,000	400,000

W. Patrick Bradley	50,000	50,000	100,000	200,000

In February 2019, the Committee reviewed the Company’s results of the two measures in the long-term plan. For the relative one-year growth in operating income, as adjusted, the result was in the top quartile, and the associated PSUs were assigned a value of 200%. While the results of the three-year metric and the final value of the award will not be determined until the first quarter of 2021, the Committee noted that based on performance metrics for the first year, which has been completed, the results are currently tracking at the 44th percentile and at a value above target.

In February 2019, the Committee certified the results for the three-year measure for the 2016-2018 performance period, and the results were determined to be at the 73rd percentile, and the awards vested at a value below target.

Looking Forward

The Committee is committed to gathering shareholder input concerning the Company’s executive compensation plan and to making further improvements to the plan in response to that input. The Committee has approved the following changes to the 2019 annual and long-term incentive plans:

Pay Mix – For 2019, the Committee has approved a change in the target for the CEO’s short term/long term incentive compensation pay mix to 54%/46%, which is comparable to that of peer companies, thus providing further alignment with long-term shareholder value creation.

Long-Term Incentive – As a result of shareholder feedback, the Committee made the following modifications to the 2019 long-term incentive plan:

•

The 2019 plan will include only three-year performance metrics. The Committee changed the one-year metric of relative growth in operating income, as adjusted, to a three-year metric of relative net flow rate on long-term assets under management.

•

In order to earn target-level awards, above-median performance must be achieved. This requirement for above-median performance was previously adopted by the Committee for the relative metrics of the 2018 annual incentive compensation plan.

•

The terms of the RSUs grant, which comprise 50% of the overall long-term incentive award opportunity, will change to a three-year ratable vesting schedule from a three-year cliff-vesting schedule for grants beginning in 2019.

Benefits and Perquisites

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the NEOs. Benefits and perquisites provided to our executive officers, such as a housing stipend, are comparable to those offered to all other similarly situated Company employees.

Risk Mitigating Features

Risk Assessment

During 2018, the Compensation Committee reviewed the Company’s compensation practices to ensure that the compensation program does not encourage executives to take excessive risks that could have a material adverse effect on the Company. After conducting the review, the Compensation Committee concluded that the Company’s incentive pay plans do not motivate or encourage excessive risk taking. To mitigate risk, the Company has adopted the following pay policies and practices:

•	Balance among short- and long-term incentives, cash and equity and fixed and variable pay

•	Multiple performance measures

•	Clawback policy

•	Stock ownership guidelines

•	Anti-hedging policy

•	Limited change-in-control benefits

•	Internal pay equity

Stock Ownership Guidelines

The Committee believes that executive officers should own a significant amount of Company stock, so that they share the same long-term investment risks and rewards as other shareholders, based on the Company’s stock performance. The Company has stock ownership guidelines, shown below, under which the Company’s NEOs are expected to accumulate Company stock with a value equivalent to a base salary multiple as reflected in the table below. The Committee expects that individuals will hold 75% of the net shares (shares received, net of shares withheld for taxes) acquired under the Omnibus Incentive and Equity Plan until the guideline is met. NEOs are expected to meet the ownership guidelines within five years of being named to their current executive officer position. The Committee reviews NEO stock ownership levels annually and monitors that appropriate progress is being made toward compliance with the ownership guidelines.

As of December 31, 2018, all NEOs were in compliance with the stock ownership guidelines.

Named Executive Officer	Ownership Level as a Multiple of Salary
George R. Aylward	5x
Michael A. Angerthal	3x
Barry M. Mandinach	3x
Francis G. Waltman	3x
W. Patrick Bradley	3x

Anti-Hedging Policy

The Company has adopted a policy that prohibits directors and executive officers of the Company from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk. These transactions are prohibited because they could separate the security holder’s interests from those of the shareholders of the Company.

Clawback Policy

Awards made under the annual and long-term incentive plans are subject to forfeiture or recovery to the extent that the Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measurement. Awards and any cash or other property distributed in respect of any vested or earned awards are also subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of these provisions, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Committee may seek recovery of incentive payments if the Committee determines that there was any misconduct by the particular participant or any other circumstances that would warrant recovery of any awards previously granted.

Severance and Change-in-Control Agreements

Severance

The Company provides executives, including the NEOs, with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit clients or employees, or take other actions that may harm the Company for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payments. We believe that having pre-set terms governing an executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

A legacy agreement in place for Mr. Aylward, our CEO, as described under “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward,” is the only change-in-control agreement we have in place with any NEO. The agreement was put into effect December 31, 2008 at the time the Company was preparing to become an independent publicly traded company. During any period in which a change-in-control occurs, the agreement provides that Mr. Aylward is entitled to receive benefits, which are designed to ensure management continuity, encourage retention, preserve shareholder value, and enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change in control.

Mr. Aylward’s change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change in control and a termination by the Company without cause or by him for good reason within two years following the change in control. Under the terms of the change-in-control agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments” as defined under Code Section 280G upon a change in control, exceeds, by 10% or more, the maximum amount that could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are under 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Tax Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to certain covered executives. For compensation paid prior to 2018 and certain “grandfathered” arrangements in place before and not materially modified after November 2, 2017, Section 162(m) exempts qualifying performance-based compensation from the $1 million limitation if specified requirements are met. However, the performance-based compensation exemption was repealed, effective for taxable years beginning after December 31, 2017, such that future compensation paid to our NEOs in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The deductibility of compensation is just one of the critical factors in the design and implementation of any compensation arrangement. Accordingly, the Company expects that at least a portion of the compensation paid to its NEOs in excess of $1 million will be non-deductible.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a tax gross-up payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross-up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2018 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Melody L. Jones (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides compensation information for our NEOs for fiscal years 2016, 2017 and 2018.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
George R. Aylward	2018	550,000	—	2,250,000	—	1,600,000	13,750	4,413,750
President and Chief Executive Officer	2017	550,000	—	3,250,000	—	4,000,000	10,800	7,810,800
	2016	550,000	—	2,250,000	—	3,400,000	10,992	6,210,992

Michael A. Angerthal	2018	375,000	—	400,000	—	2,100,000	13,936	2,888,936
Executive Vice President, Chief Financial Officer	2017	370,833	—	1,000,000	—	1,980,000	10,800	3,361,633
	2016	350,000	—	400,000	—	1,700,000	10,600	2,460,600

Barry M. Mandinach	2018	415,000	—	400,000	—	1,550,000	63,750	2,428,750
Executive Vice President, Head of Distribution	2017	412,500	—	800,000	—	1,520,000	10,800	2,743,300
	2016	400,000	—	400,000	—	1,350,000	35,600	2,185,600

Francis G. Waltman	2018	340,000	—	400,000	—	1,240,000	13,750	1,993,750
Executive Vice President, Product Management	2017	337,500	—	1,000,000	—	1,200,000	10,800	2,548,300
	2016	325,000	—	400,000	—	1,050,000	11,579	1,786,579

W. Patrick Bradley	2018	275,000	—	200,000	—	620,000	13,750	1,108,750
Executive Vice President, Fund Services	2017	269,167	—	575,000	—	615,000	10,767	1,469,934

(1)	The amounts reported in this column represent base salaries earned by each of the NEOs for the listed fiscal year and have not been reduced for deferrals.

(2)

The amounts reported in this column reflect the aggregate grant date value of stock awards computed in accordance with FASB ASC Topic 718 and do not represent the actual value earned. Additional information, including valuation assumptions, concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The 2018-2020 LTIP award was granted on March 15, 2018. If fully earned, the 2018 LTIP maximum adjusted award for each of our NEOs would be as follows: $3,375,000 for Mr. Aylward; $600,000 for Mr. Angerthal; $600,000 for Mr. Mandinach; $600,000 for Mr. Waltman; and $300,000 for Mr. Bradley. The award comprises 50% RSUs and 50% PSUs, with 50% of the PSUs having a performance measurement period ending December 31, 2018 and 50% having a performance measurement period ending December 31, 2020, all with a three-year vesting period. The performance was in the top quartile for the PSUs that completed the performance cycle on December 31, 2018, and therefore they have a value of 200% for each NEO. The remaining PSUs, measured at December 31, 2020, will convert to RSUs with a value from 0% - 200% of the award granted based on Company performance.

For the 2017-2019 LTIP, the award comprises 50% RSUs and 50% PSUs, with 50% of the PSUs having a performance measurement period ending December 31, 2017 and 50% having a performance measurement period ending December 31, 2019, all with a three-year vesting period. The performance was in the top quartile for the PSUs that completed the performance cycle on December 31, 2017, and therefore they have a value of 200% for each NEO. The remaining PSUs, measured at December 31, 2019, will convert to RSUs with a value from 0% - 200% of the award granted based on Company performance.

The NEOs received a one-time performance award that was granted on February 22, 2017. The award values were $1,000,000 for Mr. Aylward; $600,000 for Mr. Angerthal; $400,000 for Mr. Mandinach; $600,000 for Mr. Waltman; and $400,000 for Mr. Bradley. The first tranche comprising 50% of the PSUs awarded vested on February 22, 2018, the first anniversary of the grant date, while the second tranche comprising the remaining 50% of the award vested on February 22, 2019, the second anniversary of the grant date.

For the 2016-2018 LTIP, the award comprises 50% RSUs and 50% PSUs, with 50% of the PSUs having a performance measurement period ending December 31, 2016 and 50% having a performance measurement period ending December 31, 2018, all with a three-year vesting period. The performance threshold was not achieved for the PSUs that completed the performance cycle ended December 31, 2016, and therefore they have a value of $0 for each NEO. The remaining 50% PSUs achieved performance between threshold and target for the performance cycle ended December 31, 2018, and have a value of 53% for each NEO.

The following table represents the value of LTIP PSUs granted, by NEO, in 2016-2018.

Name and Principal Position	Plan Period (a)	Grant Date Value (b) ($)	Measurement Date (c)	% of LTIP Award (d) (%)	Performance Adjustment (e) (%)	Performance Adjustment (f) ($)		Final Award Value (g) ($)
George R. Aylward	2018 to 2020	562,500	12/31/18	25%	200%	562,500		1,125,000
	2018 to 2020	562,500	12/31/20	25%	(h )	(h	)	(h	)
	2017 to 2019	562,500	12/31/17	25%	200%	562,500		1,125,000
	2017 to 2019	562,500	12/31/19	25%	(h )	(h	)	(h	)
	2016 to 2018	562,500	12/31/16	25%	0%	(562,500)		0
	2016 to 2018	562,500	12/31/18	25%	53%	(264,700)		297,860

Michael A. Angerthal	2018 to 2020	100,000	12/31/18	25%	200%	100,000		200,000
	2018 to 2020	100,000	12/31/20	25%	(h )	(h	)	(h	)
	2017 to 2019	100,000	12/31/17	25%	200%	100,000		200,000
	2017 to 2019	100,000	12/31/19	25%	(h )	(h	)	(h	)
	2016 to 2018	100,000	12/31/16	25%	0%	(100,000)		0
	2016 to 2018	100,000	12/31/18	25%	53%	(47,000)		53,000

Barry M. Mandinach	2018 to 2020	100,000	12/31/18	25%	200%	100,000		200,000
	2018 to 2020	100,000	12/31/20	25%	(h )	(h	)	(h	)
	2017 to 2019	100,000	12/31/17	25%	200%	100,000		200,000
	2017 to 2019	100,000	12/31/19	25%	(h )	(h	)	(h	)
	2016 to 2018	100,000	12/31/16	25%	0%	(100,000)		0
	2016 to 2018	100,000	12/31/18	25%	53%	(47,000)		53,000

Francis G. Waltman	2018 to 2020	100,000	12/31/18	25%	200%	100,000		200,000
	2018 to 2020	100,000	12/31/20	25%	(h )	(h	)	(h	)
	2017 to 2019	100,000	12/31/17	25%	200%	100,000		200,000
	2017 to 2019	100,000	12/31/19	25%	(h )	(h	)	(h	)
	2016 to 2018	100,000	12/31/16	25%	0%	(100,000)		0
	2016 to 2018	100,000	12/31/18	25%	53%	(47,000)		53,000
W. Patrick Bradley	2018 to 2020	50,000	12/31/18	25%	200%	50,000		100,000
	2018 to 2020	50,000	12/31/20	25%	(h )	(h	)	(h	)
	2017 to 2019	43,750	12/31/17	25%	200%	43,750		87,500
	2017 to 2019	43,750	12/31/19	25%	(h )	(h	)	(h	)

(a)	Reflects the time period for the related LTIP program; each row represents a separate performance grant within LTIP for the years shown

(b)	The amounts reported in this column reflect the grant date value of the award

(c)	The performance measurement period end date for each performance grant

(d)	The weighting of each grant as a percent of the overall LTIP award for that grant cycle

(e)	The resulting performance-adjustment percent from 0% - 200%

(f)	The value of the performance-adjustment

(g)	The value of the award following the performance adjustment, equal to the grant date value (b) plus the value of the performance-adjustment (f)

(h)	The performance period has not concluded for the grants noted

(3)	The Company has not issued stock options since 2011

(4)	The amounts reported in this column reflect the actual cash award earned under the annual incentive plan for the respective year

(5)

The amounts reported in this column represent Company contributions to the 401(k) Plan, and for Mr. Mandinach, paid stipend for reimbursement of $50,000 paid in 2018 for 2017 and 2018 housing expenses.

Grants of Plan-Based Awards in Fiscal Year 2018

The table below provides information on PSUs, RSUs and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2018. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

Name	Grant Date	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (Units) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards (3) ($)
			Threshold ($)	Target (a) ($)	Maximum ($)	Threshold (#)	Target (b) (#)	Maximum (#)
George R. Aylward			0	3,200,000	6,400,000
	3/15/2018	2/15/2018				8,621	17,241	25,861				2,249,951
Michael A. Angerthal			0	1,980,000
	3/15/2018	2/15/2018				1,533	3,065	4,597				399,983
Barry M. Mandinach			0	1,520,000
	3/15/2018	2/15/2018				1,533	3,065	4,597				399,983
Francis G. Waltman			0	1,200,000
	3/15/2018	2/15/2018				1,533	3,065	4,597				399,983
W. Patrick Bradley			0	615,000
	3/15/2018	2/15/2018				766	1,532	2,298				199,926

(1)

The amounts as reflected in column (a) relate to the annual cash incentive opportunities under the 2018 Annual Incentive for each NEO. For Mr. Aylward, the amounts reflect the target and maximum payout opportunities. For the other NEOs, because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount is a representative amount based on 2018 performance. Maximum amounts were used for compliance with Code Section 162(m) performance-based compensation exemption only, which has been repealed effective for taxable years beginning after December 31, 2017, and are not included in the table above. The metrics against which performance was measured under this plan, as well as the actual payments, are discussed in the Compensation Discussion and Analysis and the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

The 2018 LTIP amounts granted on March 15, 2018, as described in footnote 2 of the Summary Compensation Table, reported in these columns represents the award opportunities for each NEO. The two metrics against which performance are measured in this plan are discussed earlier in the Compensation Discussion and Analysis under the heading “2018 Executive Compensation.”

(3)	The grant date fair value is equal to the number of units granted as reflected in column (b) multiplied by $130.50, the closing price of the Company’s common stock on that date.

Outstanding Equity Awards at 2018 Fiscal Year-End

The table below provides information on the stock options, RSUs and PSUs held by each of the Company’s NEOs as of December 31, 2018.

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
George R. Aylward	18,120			9.40	04/20/19
						14,686	(3)	1,166,509
						3,891	(4)	309,062
						4,531	(5)	359,897
						10,275	(6)	816,143
						10,272	(7)	815,905
						8,621	(9)	684,766
						8,620	(10)	684,687
									5,136	(8)	407,952
									4,310	(11)	342,343
Michael A. Angerthal	11,867			9.40	04/20/19
						2,610	(3)	207,312
						691	(4)	54,886
						2,719	(5)	215,970
						1,826	(6)	145,039
						1,826	(7)	145,039
						1,533	(9)	121,766
						1,532	(10)	121,687
									913	(8)	72,520
									766	(11)	60,843
Barry M. Mandinach						2,610	(3)	207,312
						691	(4)	54,886
						1,812	(5)	143,927
						1,826	(6)	145,039
						1,826	(7)	145,039
						1,533	(9)	121,766
						1,532	(10)	121,687
									913	(8)	72,520
									766	(11)	60,843
Francis G. Waltman						2,610	(3)	207,312
						691	(4)	54,886
						2,719	(5)	215,970
						1,826	(6)	145,039
						1,826	(7)	145,039
						1,533	(9)	121,766
						1,532	(10)	121,687
									913	(8)	72,520
									766	(11)	60,843

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
W. Patrick Bradley						815	(3)	64,735
						215	(4)	17,077
						1,812	(5)	143,927
						800	(6)	63,544
						798	(7)	63,385
						766	(9)	60,843
						766	(10)	60,843
									399	(8)	31,693
									383	(11)	30,422

(1)	The Company has not issued stock options since 2011. All options outstanding above are vested and became 100% exercisable on the third anniversary of the option award grant date, April 20, 2012.

(2)	All RSU and PSU values are based on $79.43, the closing price of the Company’s common stock on December 31, 2018, the last trading day of our fiscal year.

(3)	This amount represents 50% of the 2016 LTIP award made up of RSUs and will vest on March 15, 2019.

(4)

This amount represents 25% of the 2016 LTIP award made up of PSUs that converted to RSUs with a value of 53% of the award granted based on Company performance, following the three-year performance period and that vested on March 15, 2019.

The remaining 25% of the 2016 LTIP award that completed the one-year performance cycle was not earned based on Company performance. The values under this portion of the grant are $0 for each of the NEOs, and therefore are not reflected in the table above. The original PSUs granted, but not earned, were 7,343 units for Mr. Aylward; 1,305 units for Mr. Angerthal; 1,305 units for Mr. Mandinach; 1,305 units for Mr. Waltman; and 407 units for Mr. Bradley.

(5)

This amount represents 50% of the number of the PSUs as part of a special one-time performance award for the NEOs in recognition of the significant effort and leadership required in connection with the successful closing and integration of RidgeWorth. This award vests in February 22, 2019.

(6)	This amount represents 50% of the 2017 LTIP award made up of RSUs that will vest on March 15, 2020.

(7)	This amount represents 25% of the 2017 LTIP award that completed the one-year performance cycle on December 31, 2017 and will vest on March 15, 2020.

(8)

This amount represents 25% of the 2017 LTIP award made up of PSUs that will convert to RSUs with a value from 0% - 200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2020.

(9)	This amount represents 50% of the 2018 LTIP award made up of RSUs that will vest on March 15, 2021.

(10)	This amount represents 25% of the 2018 LTIP award that completed the one-year performance cycle on December 31, 2018 and will vest on March 15, 2021.

(11)

This amount represents 25% of the 2018 LTIP award made up of PSUs that will convert to RSUs with a value from 0% - 200% of the award granted based on Company performance, following the three-year performance period and, to the extent earned, will vest on March 15, 2021.

Option Exercises and Stock Vested in Fiscal Year 2018

The table below sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during 2018 by each of our NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
George R. Aylward	24,521	2,247,275	4,531	552,782

Michael A. Angerthal	4,000	340,640	2,718	331,596

Barry M. Mandinach	—	—	2,947	366,855

Francis G. Waltman	—	—	2,718	331,596

W. Patrick Bradley	—	—	1,812	221,064

(1)	The value realized on vesting is computed by multiplying the number of RSUs that vested by the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2018

The following table reflects each NEO’s 2018 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2018 under the Company’s Non-Qualified Excess Investment Plan (the “Excess Plan”).

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

George R. Aylward	—	—	(7,820)	—	106,441

Michael A. Angerthal	—	—	—	—	—

Barry M. Mandinach	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—

W. Patrick Bradley	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2018.

(2)	There were no Company contributions to the Excess Plan in 2018.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan to provide eligible employees with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Code Section 401(a)(17). Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions, if any, are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market, preferred, or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the 15th day of the month following the participant’s sixth month of separation from service, either in a lump-sum payment or in annual installment payments over a period of two to ten years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Termination Payments and Change-in-Control Arrangements

Each of our current NEOs participates in the Company’s Executive Severance Allowance Plan (the “Severance Plan”). The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. In addition, under the Company’s equity award agreement, the vesting of awards may accelerate under specified conditions. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the NEO without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Executive Severance Allowance Plan are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing additional covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include: (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a NEO is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or 18 months for our CEO);

•	the average of the NEO’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the NEO for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, except that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year. In addition, no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our NEOs would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all NEOs would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the NEO, distribution of his or her account balances under the Company’s 401(k) Plan and the Excess Plan. The aggregate balance of each of our NEO’s accounts under the Excess Plan as of December 31, 2018 is reflected in the “Non-Qualified Deferred Compensation in Fiscal Year 2018” table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Under the terms of the Company’s option award agreements, if a NEO terminates employment with the Company by reason of death, his or her estate would be entitled to immediate vesting of the options. If termination of employment is by reason of disability, the options vest in accordance with the terms of the grant. If termination of employment is for cause, all unexercised options are immediately forfeited. If a NEO is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the NEO will have the right to exercise vested options prior to the original expiration date or within 90 days, whichever period is shorter. In the event of a change-in-control, as described below, all unvested options automatically vest; however, no automatic vesting would occur if the Committee reasonably determines in good faith, prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under specified conditions as described in the Omnibus Plan.

Under the terms of the Company’s RSU award agreements, if a NEO terminates employment with the Company by reason of death or disability, or an involuntary termination event occurs that would otherwise qualify the NEO for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the NEO multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if a NEO terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU conversion date, because of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed since the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals would be deemed to have been met at target, without pro-ration, and immediately convert to common shares that would be distributed within 90 days following the end of the performance cycle.

If a NEO ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change-in-control, as defined below under “ Change-in-Control Agreement with Mr. Aylward ,” all unvested

RSUs automatically vest; however, no automatic vesting would occur if the Committee reasonably determines in good faith prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under specified conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment

The following table summarizes the value of the compensation and benefits that our NEOs would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2018, the last business day of the year.

	Payment and Benefits ($) for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Barry M. Mandinach	Francis G. Waltman	W. Patrick Bradley
Severance
Base Salary Component	$825,000	$375,000	$415,000	$340,000	$275,000
Annual Incentive Component (1)	5,550,000	1,840,000	1,435,000	1,125,000	562,500
Other Compensation
2018 Annual Incentive Earned	1,600,000	2,100,000	1,550,000	1,240,000	620,000
Acceleration of Equity Awards
Value of Accelerated Equity Awards (2)	1,576,171	280,114	312,444	280,114	98,394
Benefits
Health & Welfare (3)	7,779	19,848	—	20,315	20,315
Outplacement (4)	5,195	5,195	5,195	5,195	5,195
Total Severance, Other Compensation, Accelerated Equity Awards, and Benefits	$9,564,145	$4,620,157	$3,717,639	$3,010,624	$1,581,404

(1)

As applicable, the amount in this row is equal to the NEO’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average).

(2)

The value reported in this row is based on $79.43, the closing price of our common stock on December 31, 2018, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the NEO on December 31, 2018 that would accelerate upon involuntary termination. PSUs granted in 2017 and 2018 with three-year performance periods ending on December 31, 2019 and December 31, 2020, respectively, are assumed to be at target level performance. The performance threshold was not achieved for PSUs granted in 2016 with a one-year performance period ending on December 31, 2016 related to the specific metric of relative growth in operating income, as adjusted, and therefore they have a value of $0 for each NEO. The performance for PSUs granted in 2017 with a one-year performance period ending on December 31, 2017 related to the specific metric of relative growth in operating income, as adjusted, was in the top quartile, and therefore have a value of 200% for each NEO. The performance for PSUs granted in 2018 with a one-year performance period ending on December 31, 2018 related to the specific metric of relative growth in operating income, as adjusted, was in the top quartile, and therefore have a value of 200% for each NEO. There are no unvested options to include in this calculation. If a change-in-control event had occurred on December 31, 2018, the values related to the acceleration of unvested RSUs and PSUs would have been equal to: $1,132,990 for Mr. Angerthal; $1,060,947 for Mr. Mandinach; $1,132,990 for Mr. Waltman; and $521,299 for Mr. Bradley. These numbers assume that all equity awards have automatically vested and that the Committee did not make the determination that such awards would not be accelerated. See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(3)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for the NEOs for 12 months, based on coverage elections in effect for 2018.

(4)	The amount in this row reflects the estimated Company cost of providing outplacement services for the NEOs for six months.

Change-in-Control Agreement with Mr. Aylward

Under the legacy Change-in-Control Agreement with our CEO, effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in- control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause”; or (ii) by Mr. Aylward for “good reason,” but only if such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice within 60 days prior to the scheduled expiration date to the other party that such party does not want the term of the agreement extended.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions under to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-Control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (except that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental, and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each uncompleted performance period at target;

•

a lump-sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Code Section 4999, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2018, the last business day of the year.

Payments and Benefits ($) for Termination in Connection with a Change-in-Control
Severance
Base Salary Component	$1,375,000
Annual Incentive Component	8,000,000
Other Compensation
Annual Incentive (1)	3,200,000
Acceleration of Unvested PSUs (2)	1,675,894
Acceleration of Unvested Time-Vested RSUs (3)	3,843,221
Acceleration of Unvested Stock Options (4)	0
Incremental Qualified Company Match (5)	35,000
Tax Gross-Up (6)	0
Benefits
Health & Welfare (7)	21,148
Outplacement	9,895
Total Severance, Other Compensation, and Benefits	$18,160,159

(1)	Reflects the 2018 actual award earned by Mr. Aylward under the Company’s Annual Incentive for 2018.

(2)	The value reported in this row is based on $79.43, the closing price of our common stock on December 31, 2018, multiplied by the number of unvested PSUs held by Mr. Aylward on December 31, 2018.

(3)	The value reported in this row is based on $79.43, the closing price of our common stock on December 31, 2018, multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2018.

(4)	As of December 31, 2018, Mr. Aylward held no unvested options.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k) Plan.

(6)

Reflects the value as of December 31, 2018. If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Code Section 4999 to become due and payable, the Company would pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize specified health and welfare benefits for 30 months.

2018 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our other employees for 2018 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO, calculated as described in our Summary Compensation Table, to the median of the annual total compensation of all employees for 2018 was 23 to 1, a decrease from the previous year. This ratio was based on the following:

•

The annual total compensation of our CEO, in accordance with SEC rules, included earlier in this proxy statement in the “Total” column for 2018 in the Summary Compensation Table, was $4,413,750 compared with $7,810,800 in 2017. The CEO’s 2017 compensation was higher than in 2018 because it included a one-time performance equity award for closing the RidgeWorth acquisition, and an annual incentive that was higher than the annual incentive received in 2018.

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $193,466.

Methodology for Determining Our Median Employee. In accordance with Instruction 2 to Item 402(u) of Regulation S-K, as there has been no change to our employee population or to our employee compensation arrangements in the past fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure, we elected to use the same median employee that was identified in 2017 to calculate the 2018 CEO pay ratio. The median employee when first selected was based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time), and was the employee whose compensation was at the middle of the compensation of our employee population (excluding our CEO). For additional information regarding our methodology for determining our median employee, see our 2017 proxy statement under “2017 CEO Pay Ratio.”

Median Employee Compensation. For purposes of determining the median employee compensation, we used the annual total compensation value in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K as of December 31, 2018 as the compensation measure (including base salary, short- and long-term incentives, retirement plan contributions, and perquisites), the same methodology applied for the 2017 CEO pay ratio.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2018

We pay non-executive directors an annual retainer for their service on the board, along with additional retainers reflecting committee service.

The compensation package:

•	Reflects the expertise and counsel that each director contributes and their commitment to the board;

•	Aligns the interests of directors with those of our shareholders; and

•	Is competitive with the market.

Current Director Retainers

The non-executive Chairman of the Board receives an annual retainer of $280,000. Other non-executive directors receive an annual retainer of $180,000. Non-employee directors also receive the following retainers for service on committees:

Committees	Chair Retainer ($)	Member Retainer ($)
Audit	25,000	15,000
Compensation	20,000	10,000
Corporate Governance	12,500	7,500
Risk and Finance	12,500	7,500

Retainers are paid 50% in cash and 50% in equity, to align with competitive market practices and assist the directors in acquiring ownership of Virtus shares. The cash portion is paid quarterly in advance. The equity portion is granted in common stock on the date of Virtus’s annual meeting.

The CEO does not receive director compensation because he is compensated in his role as CEO.

Annual Competitive Review

The Compensation Committee annually reviews the compensation of the non-employee directors and recommends any changes to the full Board for approval. In 2018, the Compensation Committee, based in part on a market-competitive review of non-employee director compensation by Mercer, the Compensation Committee’s independent compensation consultant, recommended that no change to the structure of Board compensation occur in 2018.

Non-Employee Director Share Ownership Guidelines

Non-employee directors are subject to share ownership guidelines to reinforce the alignment of directors’ interests with shareholders’ interests and to reflect competitive practices, as noted in the Mercer review. Each director must meet share ownership guidelines in the amount of four times the annual cash retainer paid to the director. There is no set time period for directors to meet the ownership level but each director is expected to retain the entire portion of his or her annual retainer that is paid in stock, less shares sold to pay associated tax obligations, to meet the guidelines. All non-employee directors subject to the guidelines are currently in compliance with this requirement.

Director Compensation Table

The table below shows the value of all compensation paid to non-employee directors in 2018.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Baio	102,500	102,424	—	—	—	—	204,924
Susan S. Fleming	100,000	99,944	—	—	—	—	199,944
Timothy A. Holt	100,000	99,944	—	—	—	—	199,944
Sheila Hooda	101,250	101,184	—	—	—	—	202,434
Melody L. Jones	107,500	107,384	—	—	—	—	214,884
Mark C. Treanor	148,750	148,676	—	—	—	—	297,426
Stephen T. Zarrilli	106,250	106,144	—	—	—	—	212,394

(1)

Each then serving director receiving compensation was awarded shares of Common Stock on May 15, 2018. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our 2018 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations, at the Company’s principal executive offices: Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Wednesday, May 15, 2019. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at www.proxyvote.com. To view these materials please have your control number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Non-GAAP Information and Reconciliations

(Dollars in thousands except per share data)

The following are reconciliations and related notes of the most comparable U.S. GAAP measure to each non-GAAP measure.

The non-GAAP financial measures included in this Proxy Statement differ from financial measures determined in accordance with U.S. GAAP as a result of the reclassification of certain income statement items, as well as the exclusion of certain expenses and other items that are not reflective of the earnings generated from providing investment management and related services. Non-GAAP financial measures have material limitations and should not be viewed in isolation or as a substitute for U.S. GAAP measures.

Reconciliation of Total Revenues, GAAP to Total Revenues, as Adjusted:

	Twelve Months Ended
	12/31/2018	12/31/2017	% Change
Total revenues, GAAP	$552,235	$425,607	30%
Distribution and other asset-based expenses (1)	(92,441)	(71,987)	28%
Consolidated investment products revenues (2)	6,296	3,324	89%

Total revenues, as adjusted	$466,090	$356,944	31%

Reconciliation of Total Operating Expenses, GAAP to Operating Expenses, as Adjusted:

	Twelve Months Ended
	12/31/2018	12/31/2017	% Change
Total operating expenses, GAAP	$439,136	$367,572	19%
Distribution and other asset-based expenses (1)	(92,441)	(71,987)	28%
Consolidated investment products expenses (2)	(3,515)	(8,531)	(59%)
Amortization of intangible assets (3)	(25,142)	(12,173)	107%
Restructuring and severance (4)	(366)	(392)	(7%)
Acquisition and integration expenses (5)	(11,037)	(26,254)	(58%)
Other (6)	(679)	(1,705)	(60%)

Total operating expenses, as adjusted	$305,956	$246,530	24%

Reconciliation of Operating Income, GAAP to Operating Income, as Adjusted:

	Twelve Months Ended
	12/31/2018	12/31/2017	% Change
Operating income, GAAP	$113,099	$58,035	95%
Consolidated investment products operating income (2)	9,811	11,855	(17%)
Amortization of intangible assets (3)	25,142	12,173	107%
Restructuring and severance (4)	366	392	(7%)
Acquisition and integration expenses, net of tax (5)	11,037	26,254	(58%)
Other (6)	679	1,705	(60%)

Operating income, as adjusted	$160,134	$110,414	45%

Operating margin, GAAP	20.5%	13.6%
Operating margin, as adjusted	34.4%	30.9%

Reconciliation of Net Income Attributable to Common Stockholders, GAAP to Net Income Attributable to Common Stockholders, as Adjusted:

	Twelve Months Ended
	12/31/2018	12/31/2017	% Change
Net income attributable to common stockholders, GAAP	$67,192	$28,676	134%
Amortization of intangible assets, net of tax (3)	16,698	7,471	124%
Restructuring and severance, net of tax (4)	264	242	9%
Seed capital and CLO investments, net of tax (5)	1,943	(13,165)	(115%)
Acquisition and integration expenses, net of tax (5)	8,443	17,629	(52%)
Other, net of tax (6)	8,748	22,528	(61%)

Net income attributable to common stockholders, as adjusted	$103,288	$63,381	63%

Weighted Average Shares Outstanding – Diluted	8,527	7,247
Weighted Average Shares Outstanding – Diluted, as adjustedA	8,527	8,144

Earnings Per Share – Diluted, GAAP	$8.86	$3.96
Earnings Per Share – Diluted, as adjusted	$12.11	$7.78

A	Reflects dilutive impact to shares in all periods; differs from GAAP basis in periods of a GAAP earnings loss, if any

Notes to Reconciliations:

1.

Distribution and other asset-based expenses – Primarily payments to distribution partners for providing services to investors in our sponsored funds and payments to third-party service providers for investment management-related services. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that do not utilize intermediary distribution partners or third-party service providers.

2.

Consolidated investment products – Revenues and expenses generated by operating activities of mutual funds and collateralized loan obligations (“CLOs”) that are consolidated in the financial statements. Management believes that excluding these operating activities to reflect net revenues and expenses of the company prior to the consolidation of these products is consistent with the approach of reflecting its operating results from managing third-party client assets.

3.

Amortization of intangible assets – Non-cash amortization expense or impairment expense, if any, attributable to acquisition-related intangible assets, including any portion that is allocated to noncontrolling interests. Management believes that making this adjustment aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

4.

Restructuring and severance – Certain expenses associated with restructuring the business, including lease abandonment-related expenses and severance costs associated with staff reductions, that are not reflective of the ongoing earnings generation of the business. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods.

5.

Acquisition and integration expenses – Expenses that are directly related to acquisition and integration activities. Acquisition expenses include transaction closing costs, certain professional fees, and financing fees. Integration expenses include costs incurred that are directly attributable to combining businesses, including compensation, restructuring and severance charges, professional fees, consulting fees, and other expenses. Management believes that making these adjustments aids in comparing the company’s operating results with other asset management firms that have not engaged in acquisitions.

Components of Acquisition and Integration Expenses for the respective periods are shown below:

	Twelve Months Ended
	12/31/2018	12/31/2017
Acquisition and Integration Expenses
Employment expenses	$6,267	$6,343
Restructuring and severance	(279)	10,188
Other operating expenses	5,049	9,723

Total Acquisition and Integration Operating Expenses	$11,037	$26,254

Interest expense	660	2,286

Total Acquisition and Integration Expenses	$11,697	$28,540

6.

Other – Certain expenses that are not reflective of the ongoing earnings generation of the business. In addition, it includes income tax expense (benefit) items, such as adjustments for uncertain tax positions, changes in tax law, valuation allowances and other unusual or infrequent items not related to current operating results to reflect a normalized effective rate. Preferred dividends are adjusted as the shares are mandatorily convertible into common shares at the end of three years and the non-GAAP weighted average shares are adjusted to reflect the conversion. Management believes that making these adjustments aids in comparing the company’s operating results with prior periods.

Components of Other for the respective periods are shown below:

	Twelve Months Ended
	12/31/2018	12/31/2017
Other
Occupancy related expenses	$677	$—
Tax impact of occupancy related expenses	(186)	—
System transition expenses	2	1,705
Tax impact of system transition expenses	—	(655)
Tax impact of Tax Cuts and Jobs Act	—	13,059
Other discrete tax adjustments	(82)	83
Preferred stockholder dividends	8,337	8,336

Total Other	$8,748	$22,528

7.

Seed capital and CLO investments earnings (loss) – Gains and losses (realized and unrealized), dividends and interest income generated by seed capital and CLO investments. Gains and losses (realized and unrealized) generated by investments in seed capital and CLO investments can vary significantly from period to period and do not reflect the company’s operating results from providing investment management and related services. Management believes that making this adjustment aids in comparing the company’s operating results with prior periods and with other asset management firms that do not have meaningful seed capital and CLO investments.

Definitions:

Revenues, as adjusted, comprise the fee revenues paid by clients for investment management and related services. Revenues, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP revenues in that they are reduced by distribution and other asset-based expenses that are generally passed through to external parties, and exclude the impact of consolidated investment products.

Operating expenses, as adjusted, is calculated to reflect expenses from ongoing continuing operations. Operating expenses, as adjusted, for purposes of calculating net income attributable to common stockholders, as adjusted, differ from U.S. GAAP expenses in that they exclude amortization or impairment, if any, of intangible assets, restructuring and severance, the impact of consolidated investment products, acquisition and integration-related expenses and certain other expenses that do not reflect the ongoing earnings generation of the business.

Operating margin, as adjusted, is a metric used to evaluate efficiency represented by operating income, as adjusted, divided by revenues, as adjusted.

Earnings (loss) per share, as adjusted, represent net income (loss) attributable to common stockholders, as adjusted, divided by weighted average shares outstanding, as adjusted, on either a basic or diluted basis.

Appendix B

Peer Companies Utilized for Comparative Financial Results

Affiliated Managers Group, Inc., AllianceBernstein Holding L.P., Artisan Partners Asset Management Inc., BrightSphere Investment Group, Cohen & Steers, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., GAMCO Investors, Inc., Janus Henderson Investors, Invesco Ltd., Legg Mason, Inc., Manning & Napier, Inc., T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc.

B-1

Appendix C

Additional Information Regarding Investment Performance Ratings

Additional information on Virtus Funds rated by Morningstar for the period ending December 31, 2018:

Description	Overall	3 yr.	5 yr.	10 yr.
Number of 3/4/5 Star Funds	46	44	45	33
Percentage of Assets	94%	74%	96%	92%
Number of 4/ 5 Star Funds	28	28	24	19
Percentage of Assets	80%	61%	78%	62%
Total Funds	59	59	56	46

Data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Morningstar Ratings:

The Morningstar RatingTM for funds, or “star rating,” is calculated for managed products (including mutual funds, variable annuity and variable life subaccounts, exchange-traded funds, closed-end funds, and separate accounts) with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of products in each product category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. The Overall Morningstar Rating for a managed product is derived from a weighted average of the performance figures associated with its three-, five-, and 10-year (if applicable) Morningstar Rating metrics. The weights are: 100% three-year rating for 36-59 months of total returns, 60% five-year rating/40% three-year rating for 60-119 months of total returns, and 50% 10-year rating/30% five-year rating/20% three-year rating for 120 or more months of total returns. While the 10-year overall star rating formula seems to give the most weight to the 10-year period, the most recent three-year period actually has the greatest impact because it is included in all three rating periods. Ratings do not take into account the effects of sales charges and loads.

© 2018 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results.

Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

Please carefully consider a Fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.Virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member FINRA and subsidiary of Virtus Investment Partners, Inc.

C-1

Appendix D

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

Effective as of January 1, 2014

[Amended through May 15, 2019]

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and to materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of high quality Employees, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

SECTION 2

DEFINITIONS

2.1    Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)    “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(b)    “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

(c)    “Annual Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d)    “Award” means any award made pursuant to the Plan, including but not limited to the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Stock Unit, Restricted Stock, or other award under the Plan.

(e)    “Award Agreement” means the electronic or written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee), executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Participant. Award Agreements shall be subject to the terms and conditions of the Plan, whether or not explicitly provided in the particular Award Agreement.

(f)    “Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(g)    “Board” or “Board of Directors” means the Board of Directors of the Company.

(h)    “Cause” means:

(i)    the willful failure by the Participant to perform substantially his duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure;

(ii)    the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by the way of damage to their respective reputations or standings in their respective industries;

(iii)    the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or

(iv)     the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

“Cause” shall be determined in the sole discretion of the Company.

(i)    “Change in Control” means the first occurrence of:

(i)    any person (other than the Company or an employee benefit plan sponsored by the Company) acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, securities of the Company representing 25% or more of the combined voting power of the Company’s securities;

(ii)    within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) ceasing to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this sub-clause 2.1(i)(ii);

(iii)    the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event; or

(iv)    the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

Notwithstanding anything herein to the contrary, for purposes of any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, the Committee, in its discretion may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.

(j)    “Change in Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, provided that , (i) with respect to any Option which is an Incentive Stock Option, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock Option and (ii) in respect of that portion, if any, of any Option or Stock Appreciation Right that had not become exercisable on or before December 31, 2004, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option or Stock Appreciation Right to remain exempt from Section 409A of the Code.

(k)    “Change in Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

 (i)    if the Change in Control results from an event described in clause (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control; or

(ii)    if the Change in Control results from an event described in clause (i), (ii) (iv) or (v) of the Change in Control definition and no event described in clause (iii) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange or nationally recognized automated quotation system, on which the Common Stock is then principally traded or listed.

(l)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

 (m)   “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom, serving at the pleasure of the Board, shall be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule thereto), as promulgated under the Act, and an “outside director” within the meaning of Section 162(m) of the Code and the Treasury regulations, rules and guidance promulgated thereunder. Notwithstanding the foregoing, with respect to Awards granted to non-employee Directors, the Committee shall mean the entire Board.

(n)    “Common Stock” means the common stock of the Company.

(o)    “Company” means Virtus Investment Partners, Inc., a Delaware corporation, and any successor thereto.

(p)    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or its Subsidiaries.

(q)    “Director” means any individual who is a member of the Board of Directors.

(r)    “Disability” has the meaning given in the Company’s long-term disability insurance policy or program as in effect from time to time; provided that a Participant shall not be treated as having incurred a Disability unless he or she qualifies for disability benefits under such policy or program.

(s)    “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each share of Common Stock represented by an Award to a Participant in accordance with the Plan, credited at the discretion of the Committee or as otherwise provided for by the Plan or in an Award Agreement.

(t-1)  “Early Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 60 with 10 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(t)    “Employee” means an individual who is paid on the payroll of the Company or one of its Subsidiaries (as determined by the Committee in its sole discretion); provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(u)    “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(v)    “Fair Market Value” means, on any date: (i) the closing price reported for such day on the principal national securities exchange or nationally recognized automated quotation system on which the Common Stock is then listed for trading or in the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported; (ii) if the Common Stock is then principally listed in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Common Stock on such date, or on the immediately preceding date on which Common Stock transactions were so reported; or (iii) if the Common Stock is not listed on such an exchange, system or market, the price as determined in good faith by the Committee.

(w)    “Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(x)    “Long-Term Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle or a combined Performance Cycle and Restricted Period of more than one year.

(y)    “Net-Exercise” means a procedure based on such terms and conditions as the Committee shall establish by which the Participant will be issued a number of whole shares of Common Stock upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where

“N” = the number of shares of Common Stock to be issued to the Participant upon exercise of the Option;

“X” = the total number of shares of Common Stock with respect to which the Participant has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and

“B” = the exercise price per share of Common Stock (as defined in the Participant’s Award Agreement)

(z)    “Option” means the right to purchase shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” with the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(aa)    “Participant” means any Employee, any non-employee Director of the Company, or Consultant designated by the Committee to receive an Award under the Plan, provided that non-employee Directors and Consultants shall not be eligible for Incentive Stock Options.

(bb)    “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(cc)    “Performance Goals” means the objectives that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation, within the meaning of Section 162(m) of the Code are designated by the Committee and are based upon one or more performance goal measures relating to; our assets under management (or AUM), including diversification of AUM across asset classes, geographies, clients and channels, and portfolio manager; sales metrics, including gross inflows, net flows, redemption rates, market share, diversification across asset classes, geographies, clients and channels; financial metrics, calculated on a GAAP or as adjusted basis, including measures relating to revenue, income, cash flows, earnings, margins on an absolute or per share basis; equity performance, including shareholder returns; investment performance, including investment performance by account or weighted by AUM, investment performance ratings as measured by third parties, and risk adjusted investment performance; balance sheet, capital and return measures, including return of capital, return on equity, return on capital or invested capital, working capital, payout level, shares repurchased and economic value created; strategic performance, including customer service measures or indices, success of new product launches, business expansion or consolidation, diversified business distribution channels, enhancement of organizational and risk management capabilities and maintaining or building reputation of brand, brand image and name awareness. The targeted level of performance with respect to Performance Goals may be established at levels and in such terms as the Committee may determine, in its discretion, including absolute entity performance, as relative to performance in prior periods or to Company specified plans, or relative to the performance of one or more third parties or a special index or benchmark, or other external measure, or as a ratio of one metric to another. The Committee may specify that any Performance Goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

(dd)    “Plan” means the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, as set forth herein and as the same may be amended from time to time.

(ee)    “Restricted Period” means the period during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(ff)    “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to a Restricted Period in accordance with Section 8 of the Plan.

(gg)    “Restricted Stock Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock at the end of a Restricted Period in accordance with Section 8 of the Plan.

(hh)    “Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 65 with 5 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(ii)    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(jj)    “Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan.

(kk)    “Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those Employees, non-employee Directors, and Consultants selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1    Power to Grant and Establish Terms of Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Awards shall be granted, the Fair Market Value of shares of Common Stock or other property, and the terms, conditions and restrictions of any and all Awards, including but not limited to the number of shares of Common Stock to be covered by each Award, the time or times at which Awards shall be granted, and the terms and provisions of the instruments by which Awards shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Stock Units shall remain in effect; to establish and administer any Performance Goals applicable to Awards granted hereunder, as well as to determine the terms and conditions of any Annual Incentive and Long-Term Incentive Awards; to determine the method(s) for satisfaction of any tax withholding obligation arising in connection with Awards, including by the withholding or delivery of shares of Common Stock; to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof; and to determine all other matters relating to Awards and the Plan. The terms and conditions of each Award shall be determined by the Committee at the time of grant, and, except as provided in the Plan or any Award Agreement, such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Award has been granted. The Committee may establish different terms and conditions for different Participants receiving Awards and for the same Participant for each Award such Participant may receive, whether or not granted at different times. The grant of any Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Awards.

4.2    Administration. The Committee shall be responsible for the administration of the Plan. Any Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; to provide for conditions deemed necessary or advisable to protect the interests of the Company; to interpret the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, shall be final, binding and conclusive for all purposes and upon all persons. The Committee is authorized to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Executive Officer, other officer or Employee of the Company or a Subsidiary or affiliate, the Company’s auditors, consultants, legal counsel, or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a Subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegatee, shall not be personally liable for any action or determination taken or made or omitted in good faith with respect to the Plan.

4.3    Delegation. Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and the applicable rules and regulations of the New York Stock Exchange and any other national securities exchange or nationally recognized automated quotation system on which shares of Common Stock are then principally listed or traded, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members or to one or more officers or Employees of the Company any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate the determination of Awards granted to Employees who are not Executive Officers to one or more officers of the Company, as designated by the Committee from time to time.

4.4    Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of, the vesting or payment of any Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and, whether before or after the Award has been exercised or has vested, as applicable, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant by the Participant).

4.5    409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

4.6    Clawback. Notwithstanding anything in this Plan to the contrary, each Award to a Participant is expressly subject to the provisions in this Section 4.6, unless otherwise expressly provided in the Award Agreement. The Company may enforce any forfeiture determined by the Committee to be appropriate under this Section 4.6 by all legal means available, including, without limitation, by withholding the value of the amount required to be returned to the Company and forfeited hereunder from other sums owed by the Company to the Participant.

(a)    In the case of, and to the extent that, an Award will vest or be earned subject to the attainment of Performance Goals or targets, including, without limitation, Annual Incentive Awards and Long-Term Incentive Awards, in the event and to the extent that the Committee determines within three years of the date on which the Committee confirms or otherwise finally determines satisfaction of the applicable Performance Goals or targets (or such later date as determined by the Committee and set forth in the Award Agreement or otherwise specified by the Committee) that the performance certified by the Committee, on the basis of which such Award vested or was determined to be earned, was based on materially inaccurate financial statements or other performance measure information, then following the Committee’s review of the facts and circumstances underlying such event, a Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) distributed in respect of a vested or earned Award, or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof have been distributed) that the Committee, in its discretion, determines to be appropriate.

(b)    If, following the termination of a Participant’s employment with the Company for any reason, including, without limitation, due to death, Disability, Early Retirement or Retirement, the Company becomes aware that (i) during such Participant’s employment with the Company such Participant engaged in any activity that would have been grounds to terminate his or her employment or service with the Company for Cause, as reasonably determined by the Committee, or (ii) following such Participant’s employment with the Company, such Participant has breached any written covenant or agreement with the Company or any Subsidiary, as reasonably determined by the Committee, not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company, or not to solicit employees, agents, customers or clients of the Company, then upon written demand by the Company, the Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award(s) (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed in respect of vested or earned Award(s), or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed) that the Committee, in its discretion, determines to be appropriate.

(c)    Awards (including Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Awards distributed in respect of vested or earned Awards, or the value thereof shall also be subject to forfeiture to the extent required by applicable law (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed). Further, if the Company is required by applicable law, rule or regulation to include or adopt any additional “clawback” or “forfeiture” provision relating to outstanding and/or vested or earned Awards or any future Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then each Participant agrees that such clawback or forfeiture provision shall also apply to any applicable Award made under this Plan as if such provision had been included in this Plan and such Award.

4.7    Minimum Vesting. Notwithstanding any other provision of the Plan and except with respect to Awards representing no more than five percent (5%) of the total number of shares of Common Stock available for Awards under the Plan or the acceleration of vesting that may occur in accordance with the Plan in connection with a Change in Control or the death or Disability of a participant, the vesting period for all equity based Awards, or any portion thereof, including the Restricted Period for Awards of Restricted Stock or Restricted Stock Units, shall be not less than one year from the date of grant.

SECTION 5

STOCK SUBJECT TO PLAN

5.1    Plan Award Limitation. Subject to the provisions of Section 5.2, 5.3 and 5.4, the number of shares of Common Stock available for delivery in connection with Awards under the Plan shall be 2.82 million shares.

The total number of shares with respect to which Incentive Stock Options may be granted shall not exceed 2.82 million shares.

The type and form of Awards under this Plan shall be in the discretion of the Committee.

The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or any combination thereof.

5.2    Share Counting Rules. Each share of Common Stock underlying an Award shall count as one share of Common Stock for purposes of determining the number of shares of Common Stock granted pursuant to the limits set forth in Sections 5.1 and 5.5 of the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 13.6 shall not again be available for issuance under the Plan. With respect to Stock Appreciation Rights, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of a Stock Appreciation Right exercised had been issued. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan(s), arrangement(s) or agreement(s) of the acquired company or business.

5.3    Cancelled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Award issued under this Plan, which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock Award that are subsequently forfeited) shall again be available under the Plan.

5.4    Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under Section 5.1 (including the sub-limits identified in Section 5.1), (ii) the individual limitations on the number of shares that may be awarded to any particular Participant in any particular period under Section 5.5 and (iii) the aggregate number of shares subject to outstanding Awards and the respective prices and/or vesting and other applicable criteria applicable to outstanding Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, such Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged for shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Section 11 or as otherwise provided by the Committee at or after the date an Award is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of the original underlying Award and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.5    Individual Award Limitations. Subject to Section 5.4:

(a)    the total number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares, plus any unused shares pursuant to this subsection (a) as of the close of the prior calendar year under this Plan;

(b)    the total number of shares of Common Stock subject to any Restricted Stock subject to Performance Goals or Restricted Stock Units subject to Performance Goals that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares or units, as the case may be, plus any unused shares or units pursuant to this subsection (b) as of the close of the prior calendar year under this Plan;

(c)    the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (c) as of the close of the prior calendar year under this Plan; and (d) the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (d) as of the close of the prior calendar year under this Plan.

SECTION 6

STOCK OPTIONS

6.1    Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee Directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.5, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option Award shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No dividends or Dividend Equivalents shall be payable in respect of unexercised Options.

6.2    Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce the exercise price of any outstanding Option, whether through amendment, through the cancellation of existing grants and the issuance of new grants with lower exercise prices or by any other means. The Committee shall not have the right to re- price outstanding Options or to grant new Options under the Plan in substitution for or upon the cancellation of Options previously granted. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

6.3    Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4    Payment and Settlement. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price. Without limiting the generality of the foregoing, the Committee may direct that payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock (either by delivery or attestation) which have been owned by the Participant at the time of exercise (or owned for a stated period of time prior to the time of exercise as the Committee may determine), (iii) by issuing a lesser number of shares of Common Stock pursuant to a Net Exercise transaction having a Fair Market Value on the date of exercise equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish, (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (v) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock, or (vi) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock or shall deposit the acquired shares of Common Stock to the Participant’s brokerage account associated with this Plan. For the avoidance of doubt, in any case above in this Section, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net-exercised pursuant to this Section 6.4 had been issued.

6.5    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6    Termination of Employment or Service Due to Disability, Early Retirement or Retirement. Unless otherwise determined by the Committee at the time of grant, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Disability, Early Retirement or Retirement, any such Options granted to such Participant shall continue to become exercisable in accordance with Section 6.3 notwithstanding such Participant’s termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.7    Termination of Employment or Service Due to Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates by reason of death, any such Options granted to such Participant shall become immediately exercisable in full at the date of such Participant’s death and may be exercised by the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s death, whichever period is shorter.

6.8    Certain Divestitures, etc. In the event that a Participant’s employment or service is terminated in connection with a sale, divestiture, spin-off or other similar transaction involving a Subsidiary, division or business segment or unit, the Committee may provide at the time of grant or otherwise that all or any portion of any Options granted to such Participant which are then outstanding shall become exercisable in accordance with Section 6.3 notwithstanding such termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of the Option or three (3) years (or such shorter period as the Committee shall determine at or following the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.9    Termination of Employment or Service for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary is terminated for Cause as determined in good faith by the Company, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be immediately forfeited.

6.10    Termination of Employment or Service for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates for any reason other than one described in Section 6.6, 6.7, 6.8 or 6.9, any Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment or service shall be exercisable at any time prior to 90 days following such Participant’s termination of employment or service or the remaining term of such Option, whichever period is shorter.

6.11    Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the Optionholder’s termination of employment or service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 90 days following the Optionholder’s termination of employment or service during which the exercise of the Option would not be in violation of such registration requirements.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1    Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced by an Award Agreement, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2    Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option. In no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of grant. No dividends or Dividend Equivalents shall be payable in respect of Stock Appreciation Rights.

7.3    Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4    Exercise Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The exercise price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

7.5    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the exercise price of the Stock Appreciation Right determined by the Committee at the time of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised.

SECTION 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1    Grant of Restricted Stock and Restricted Stock Units. Except as otherwise delegated as provided in Section 4.3, the Committee may make awards in the form of Restricted Stock or Restricted Stock Units. Any Award made hereunder in the form of Restricted Stock or Restricted Stock Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an Award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an Award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Stock Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.

8.2    Restrictions on Transferability. Restricted Stock Units and shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) Restricted Stock Units and shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 13.1, provided that any Restricted Stock Units and shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3    Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends, as determined in the Company’s discretion; provided, however, that any dividends payable in respect of Restricted Stock shall be credited or accumulated as Dividend Equivalents while the Restricted Stock remains unvested and shall not be paid unless and until the Restricted Stock vests and any such Dividend Equivalents shall be subject to the same risk of forfeiture as the underlying Restricted Stock. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders or to dispose of the shares of Common Stock underlying such Restricted Stock Units, nor shall a Participant have any beneficial ownership in respect of any shares of Common Stock underlying Restricted Stock Units, until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued (including, at the discretion of the Committee, issuance to a trust for purposes of hedging or funding Restricted Stock Unit obligations). At the discretion of the Committee, a Participant’s Restricted Stock Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4    Restricted Period. Unless the Committee shall otherwise determine at or after the date an Award of Restricted Stock or Restricted Stock Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Stock Units in three approximately equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5    Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6    Death, Disability, Early Retirement or Retirement. Unless the Committee shall otherwise determine at the date of grant or otherwise:

(i)    Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death, Disability or Retirement or (b) for Restricted Stock and Restricted Stock Units granted on or after February 9, 2012, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death or Disability, the Restricted Period will lapse as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested);

(ii)    Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Retirement, with respect to the shares of Restricted Stock or Restricted Stock Units transferred or issued to such Participant under the Plan the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or otherwise specified by the Committee;

(iii)    Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Early Retirement, the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or as otherwise specified by the Committee as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested); provided that, in the case of an Award which becomes vested in installments, the portion of such prorated Restricted Stock or Restricted Stock Units Award that will vest on each installment date shall be equal to the total number of prorated shares that are subject to continued vesting in accordance with this Section 8.6(iii) divided by the number of remaining installments of the Award;

(iv)    For purposes of Sections 8.6(i) through 8.6(iii) above, in the case of any Award that involves Restricted Stock or Restricted Stock Units (whether as the primary or underlying Award) with respect to which the restrictions will lapse, if at all, based on the attainment of Performance Goals or targets, any vesting and lapse of the Restricted Period for such shares shall occur at the end of the applicable performance period and shall be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise specified by the Committee.

(v)    Subject to Sections 8.6(i) through 8.6(iv) above, except as otherwise expressly determined by the Committee or provided in an Award Agreement, any shares of Restricted Stock or Restricted Stock Units as to which the Restricted Period has not lapsed or which do not become vested at the date of a Participant’s termination of employment shall automatically be cancelled upon such Participant’s termination of employment.

8.7    Termination of Employment or Service. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by or terminates service with the Company or any Subsidiary for any reason other than those specified in Section 8.6 at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Stock Units and any corresponding Dividend Equivalents credited but not yet paid to such Participant shall be forfeited upon the Participant’s termination of employment or service.

8.8    Issuance of New Certificates; Settlement of Restricted Stock Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, one share of Common Stock for each Restricted Stock Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Stock Units. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Stock Unit.

8.9    Performance Related Awards. Notwithstanding anything else contained in the Plan to the contrary and unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an Award of Restricted Shares or Restricted Stock Units to an Executive Officer (other than an Award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code, any such Award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1    Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early

Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Annual Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Annual Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement of Retirement, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2    Long-Term Incentive Awards. As determined by the Committee at or after the date of grant, Long-Term Incentive Awards may be payable in equity-based or equity-related Awards, cash or any combination thereof. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Long-Term Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Long-Term Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Long-Term Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement or Retirement, the Participant shall forfeit all rights to such Long-Term Incentive Award.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

CHANGE IN CONTROL

11.1    Accelerated Vesting and Payment. Subject to the provisions of Section 11.2 below, in the event of a Change in Control, each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Stock Unit then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right (regardless of whether any such Option or Stock Appreciation Right is then “in the money”, including if as of the date on which the Change in Control Settlement Value is determined, the Fair Market Value of the shares subject to such Option, Stock Appreciation Right or similar other stock-based Award is less than the exercise price or base price of such Option or Stock Appreciation Right) shall, upon the occurrence of such Change in Control, be canceled in exchange for a cash payment, if any is then due, by the Company of the Change in Control Settlement Value per share.

11.2    Alternative Awards. Notwithstanding Section 11.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or any other stock- based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i)    be based on stock which is traded on an established securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;

(ii)    provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii)    have substantially equivalent economic value to such award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and

(iv)    have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or not for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or Stock Appreciation Rights shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Stock Unit Awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or Stock Appreciation Right, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit Award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if the Participant terminates employment or service within 90 calendar days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, without the Participant’s consent or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s immediately prior principal place of employment or service, without the Participant’s consent.

11.3    Annual Incentive and Long-Term Incentive Awards. Unless otherwise determined by the Committee, in the event of a termination of employment after or related to a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated), (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards that are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination, the denominator of which is the total number of months in such Performance Cycle, the Company shall pay all such Long-Term Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination.

11.4    Termination of Employment or Service Prior to Change in Control. In the event that prior to the date of a Change in Control, the Participant’s termination of employment or service with the Company or any of its affiliates will be deemed to be in connection with a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated) and either (a) such termination is within 90 days prior to the date of a Change in Control, or (b) such termination occurs on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof. Such Participant shall be entitled to receive the applicable benefits provided under this Section 11, but only to the extent that such benefits are in excess of those previously received by the Participant as a result of the Participant’s prior termination of employment or service.

11.5    Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change in control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 12

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option or stock-settled Stock Appreciation Right may be granted or (c) extend the maximum term for Options or stock-settled Stock Appreciation Rights granted hereunder shall be subject to the approval of the Company’s shareholders. Except as otherwise provided in this Plan or in any Award Agreement, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Award, except as expressly provided in the Plan or in the applicable Award Agreement.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1    Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 13.2 below, by will or by laws of descent and distribution; provided that, the Committee may permit transfers of Non-Qualified Stock

Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

13.2    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Awards outstanding at the Participant’s death shall be paid to or exercised by (a) the Participant’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

13.3    Committee Discretion. Notwithstanding anything else to the contrary, the Committee may permit all or any portion of any Award to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Award. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.4    Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Award intended to be qualified as other performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

13.5    No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or affiliate.

13.6    Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

13.7    Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.8    No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

13.9    Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or national automated quotation systems as may be required.

13.10    Governing Law. The Plan, and all Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Connecticut.

13.11    Impact on Benefits. Unless otherwise determined by the Committee, Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program or arrangement, including any severance arrangement.

13.12    Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or from a smartphone, scan the QR Barcode above. Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E68065-P21359-Z74601 KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — —  —  — —  — — — —  — —  — —  — —  — — — —  — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                     DETACH AND RETURN THIS PORTION ONLY

VIRTUS INVESTMENT PARTNERS, INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:		For	Withhold

1a.	James R. Baio	☐	☐

1b.	Susan S. Fleming	☐	☐

						For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019.						☐	☐	☐

3. To approve, in a non-binding vote, named executive officer compensation.						☐	☐	☐

4. To approve an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 420,000 shares.						☐	☐	☐

NOTE: We may also act upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. This section must be completed for your vote to be counted.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting

to Be Held on May 15, 2019:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E68066-P21359-Z74601

Proxy — Virtus Investment Partners, Inc.

Virtus Investment Partners, Inc.

One Financial Plaza

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints George R. Aylward and Michael A. Angerthal, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote all the shares of Virtus Investment Partners, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Shareholders of the Company to be held Wednesday, May 15, 2019 at 10:30 a.m. Eastern Daylight Time at the offices of Virtus Investment Partners, Inc., One Financial Plaza, 19th Floor, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under Proposal 1 and FOR Proposals 2, 3 and 4. If any other matters are voted on at the Meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee by no later than 11:59 p.m. Eastern Daylight Time on Friday, May 10, 2019.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side.)